                                                               HECO EXHIBIT 13.2

Selected Financial Data
================================================================================
Hawaiian Electric Company, Inc. and Subsidiaries

Years ended December 31                                     2000          1999            1998          1997         1996
-----------------------------------------------------------------------------------------------------------------------------
(in thousands)
Income statement data
Operating revenues.................................     $1,270,635    $1,050,323       $1,008,899     $1,098,755  $1,071,426
Operating expenses.................................      1,137,474       927,482          892,747        987,715     962,635
                                                        ----------    ----------       ----------     ----------  ----------
Operating income...................................        133,161       122,841          116,152        111,040     108,791
Other income.......................................          9,935         8,054           16,832         19,042      20,675
                                                        ----------    ----------       ----------     ----------  ----------
Income before interest and other charges...........        143,096       130,895          132,984        130,082     129,466
Interest and other charges.........................         54,730        54,495           48,754         48,233      44,253
                                                        ----------    ----------       ----------     ----------  ----------
Income before preferred stock dividends of HECO....         88,366        76,400           84,230         81,849      85,213
Preferred stock dividends of HECO..................          1,080         1,178            3,454          3,660       3,865
                                                        ----------    ----------       ----------     ----------  ----------
Net income for common stock........................     $   87,286    $   75,222       $   80,776     $   78,189  $   81,348
                                                        ==========    ==========       ==========     ==========  ==========

At December 31                                                2000         1999          1998           1997          1996
-------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Balance sheet data
Utility plant......................................       $ 3,162,779   $ 3,034,517  $ 2,925,344    $ 2,797,886    $ 2,674,419
Accumulated depreciation...........................        (1,170,184)   (1,076,373)    (982,172)      (904,781)      (828,917)
                                                          -----------   -----------  -----------    -----------    -----------
Net utility plant..................................       $ 1,992,595   $ 1,958,144  $ 1,943,172    $ 1,893,105    $ 1,845,502
                                                          ===========   ===========  ===========    ===========    ===========
Total assets.......................................       $ 2,368,522   $ 2,302,809  $ 2,311,253    $ 2,212,314    $ 2,165,546
                                                          ===========   ===========  ===========    ===========    ===========
Capitalization:/1/
Short-term borrowings from non-affiliates
  and affiliate....................................       $   113,162   $   107,013  $   139,413    $    95,581    $   125,920
Long-term debt.....................................           667,731       646,029      621,998        627,621        602,226
Preferred stock subject to mandatory redemption....                --            --       33,080         35,770         38,955
Preferred stock not subject to mandatory
  redemption.......................................            34,293        34,293       48,293         48,293         48,293
HECO-obligated preferred securities of subsidiary
  trusts...........................................           100,000       100,000      100,000         50,000             --
Common stock equity................................           825,012       806,103      786,567        769,235        751,311
                                                          -----------   -----------  -----------    -----------   ------------
Total capitalization...............................       $ 1,740,198   $ 1,693,438  $ 1,729,351    $ 1,626,500    $ 1,566,705
                                                          ===========   ===========  ===========    ===========   ============

Capital structure ratios (%)/1/
Debt...............................................              44.9          44.5         44.0           44.4           46.5
Preferred stock....................................               2.0           2.0          4.7            5.2            5.5
HECO-obligated preferred securities of subsidiary
  trusts...........................................               5.7           5.9          5.8            3.1             --
Common stock equity................................              47.4          47.6         45.5           47.3           48.0


================================================================================

/1/ Includes amounts due within one year, short-term borrowings from nonaffiliates and affiliate, and sinking fund and optional redemption payments.

HEI owns all of HECO's common stock. Therefore, per share data is not meaningful.

See Note 11, "Commitments and Contingencies," in the "Notes to Consolidated Financial Statements" for a discussion of certain contingencies that could adversely affect the Company's future consolidated financial condition and results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations
================================================================================

The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes.


Results of operations
--------------------------------------------------------------------------------

Earnings
Net income for common stock for 2000 was $87.3 million compared to $75.2 million for 1999 and $80.8 million for 1998. The 2000 net income represents a 10.7% return on the average amount of common stock equity invested in the Company, compared to returns of 9.4% in 1999 and 10.4% in 1998. Net income for 2000 increased 16% from 1999 as KWH sales increased by 3.2%, reflecting the improvement in Hawaii's economy. Net income for 1999 decreased 7% from 1998, in spite of a 1.3% increase in KWH sales, as expenses grew more than revenues and the allowance for funds used during construction decreased.

Sales
Consolidated sales of electricity were 9,272 million kilowatthours (KWH) for 2000, 8,985 million KWH for 1999, and 8,870 million KWH for 1998. The 3.2% increase in KWH sales in 2000 was primarily due to the improvement in Hawaii's economy, an increase in the number of customers and warmer temperatures, which result in higher residential and commercial air conditioning usage. The 1.3% increase in KWH sales in 1999 was primarily due to an increase in the number of customers and the slight improvement in Hawaii's economy, partly offset by cooler temperatures which result in lower residential and commercial air conditioning usage. KWH sales increased in 2000 and 1999 despite increases in rates resulting primarily from increases in fuel prices. For the month of December 2000, HECO, HELCO and MECO's average price per barrel of fuel oil increased between 31% and 47% over December 1999, while their customer's typical monthly residential bill in December 2000 for 600 KWH increased between 11% and 27%.

Operating revenues
The rate schedules of the Company include energy cost adjustment clauses under which electric rates are adjusted for changes in the weighted average price paid for fuel oil and certain components of purchased power costs, and the relative amounts of company-generated power and purchased power.

     Operating revenues were $1,270.6 million in 2000, compared to $1,050.3 million in 1999 and $1,008.9 million in 1998. The 2000 increase in operating revenues of $220.3 million, or 21.0% over 1999, was due to higher fuel oil prices which were passed through to customers ($186.9 million), a 3.2% increase in KWH sales ($29.8 million) and the remainder was due partly to higher rates at HELCO. The 1999 increase of $41.4 million in operating revenues, or 4.1% over 1998, was primarily due to higher fuel oil prices which were passed through to customers ($21.1 million), a 1.3% increase in KWH sales ($11.7 million) and higher rates at MECO.

Operating expenses
Total operating expenses were $1,137.5 million in 2000 compared to $927.5 million in 1999 and $892.7 million in 1998. The increases in 2000 and 1999 were due to increases in expenses for fuel oil, purchased power, maintenance, depreciation and amortization, and taxes other than income taxes, partly offset by a decrease in other operation expense.

     Fuel oil expense was $362.9 million in 2000 compared to $216.7 million in 1999 and $195.9 million in 1998. The 67.5% increase in 2000 and the 10.6% increase in 1999 were due primarily to higher fuel oil prices and more KWHs generated. In 2000, the Company paid an average of $33.44 per barrel for fuel oil, compared to $20.46 in 1999 and $19.14 in 1998.

================================================================================

     Purchased power expense was $311.2 million in 2000 compared to $275.7 million in 1999 and $274.5 million in 1998. The increase in purchased power expense in 2000 was due to higher fuel oil prices and higher KWH purchased. The increase in purchased power expense in 1999 was due to higher fuel oil prices, partly offset by fewer KWH purchased. Purchased KWH provided approximately 36.4% of the total energy net generated and purchased in 2000 compared to 35.7% in 1999 and 36.6% in 1998.

     Other operation expenses totaled $123.8 million in 2000, compared to $136.3 million in 1999 and $143.0 million in 1998. The decrease in other operation expenses in 2000 was primarily due to a decrease of approximately $19 million in pension and other postretirement benefit expenses. The lower pension and other postretirement benefit expenses were partly due to an increase in the discount rate (from 6.50% at December 31, 1998 to 7.75% at December 31, 1999) and a change in the method of determining market-related value of retirement benefit plan assets. (The discount rate was lowered to 7.5% at December 31, 2000.) The decrease in other operation expenses in 1999 was due primarily to lower employee benefit costs, including lower pension costs and other postretirement benefit expenses. HEI charges for general management, administrative and support services totaled $1.8 million each in 2000 and 1999 and $1.9 million in 1998.

     Maintenance expenses in 2000 of $66.1 million increased by $8.6 million over 1999 due primarily to higher production maintenance expenses largely due to more station maintenance expenses and more transmission and distribution maintenance work. Maintenance expenses in 1999 of $57.4 million increased by $14.2 million from 1998 due primarily to higher production maintenance expenses largely due to more generating unit overhaul work and more transmission and distribution maintenance work.

     Depreciation expense was up 5.6% in 2000 to $98.5 million and up 8.9% in 1999 to $93.3 million. In both years, the increases reflect depreciation on additions to plant in service in the previous year. Major additions to plant in service included HECO's Waialua-Kuilima 46 kilovolt (KV) line and Kamehameha Highway 12KV underground conversion projects in 1999 and MECO's Maalaea 17 generating unit and HECO's Kamehameha Highway distribution projects in 1998.

     Taxes, other than income taxes, increased by 20.0% in 2000 to $119.8 million and increased by 4.2% in 1999 to $99.8 million. These taxes consist primarily of taxes based on revenues, and the increases in these taxes reflect the corresponding increases in each year's operating revenues.

Operating income
Operating income for 2000 increased 8.4% compared to 1999 due to higher KWH sales and lower other operation expenses, partially offset by higher maintenance, depreciation and income tax expenses. Operating income for 1999 increased 5.8% compared to 1998 due to higher KWH sales, lower other operation expenses and income taxes, partially offset by higher maintenance and depreciation and amortization expenses.

Other income
Other income for 2000 totaled $9.9 million, compared to $8.1 million for 1999 and $16.8 million for 1998. The increase in 2000 was due largely to higher Allowance for Equity Funds Used During Construction (AFUDC-Equity). AFUDC-Equity for 2000 was higher than 1999 due to a higher base on which AFUDC-Equity is calculated. The decrease in 1999 was due primarily to lower AFUDC-Equity. AFUDC-Equity for 1999 was significantly lower than 1998 due to a lower base on which AFUDC-Equity is calculated, including the termination of AFUDC-Equity related to the expansion of the Keahole power plant. Effective December 1, 1998, HELCO decided to discontinue the accrual of AFUDC-Debt and AFUDC-Equity on CT-4 and CT-5. AFUDC-Equity would have been approximately $350,000 per month greater had there not been this discontinuance (see "HELCO power situation" in Note 11 of the "Notes to Consolidated Financial Statements").

================================================================================

Interest and other charges
Interest and other charges for 2000 totaled $54.7 million, compared to $54.5 million for 1999 and $48.8 million for 1998. Interest and other charges included $7.7 million of preferred securities distributions by HECO's trust subsidiaries in 2000 and in 1999, and $4.2 million in 1998. See Note 3 in the "Notes to Consolidated Financial Statements" for a discussion of the preferred securities issued by the trust subsidiaries.

     Interest on long term debt for 2000 was in line with 1999. Lower bond interest rates were offset by interest on drawdowns of tax-exempt Special Purpose Revenue Bonds (SPRB) during 2000 and the full year's interest on 1999 drawdowns of SPRB proceeds. In November 2000, $21 million of 7.6% Series 1990B SPRB and $45 million of 7 3/8% Series 1990C SPRB were refinanced using proceeds from 5.7% Series 2000 SPRB.

     The 1999 decrease in interest on long-term debt of $0.6 million was due to lower revenue bond interest rates. In September 1999, $50.0 million of 7 5/8% Series 1988 SPRB sold by the State of Hawaii Department of Budget and Finance on behalf of HECO, MECO and HELCO, were refinanced using the proceeds from 5.75% Refunding Series 1999B SPRB, sold in August 1999. In October 1999, $11.4 million of 7.20% Series 1984 SPRB sold by the State of Hawaii Department of Budget and Finance on behalf of HELCO, were refinanced using the proceeds from 5.50% Refunding Series 1999A SPRB, sold in August 1999. The 1999 decrease was partially offset by interest on drawdowns of tax-exempt SPRB proceeds during 1999, and the full year's interest on the 1998 drawdowns of SPRB proceeds.

     Other interest charges for 2000 of $7.0 million were $0.3 million higher than for 1999 primarily due to higher interest charges on short term debt. Other interest charges of $6.7 million for 1999 were $1.0 million higher than for 1998 primarily due to higher interest on deferred IRP costs.

     Preferred stock dividends of subsidiaries decreased slightly in 2000 and decreased $1.6 million in 1999. The decrease in dividends for these years is attributed to the scheduled sinking fund and optional redemptions of preferred stock. See Note 2 in the "Notes to Consolidated Financial Statements."

Competition
The electric utility industry is becoming increasingly competitive. Independent power producers are well established in Hawaii and continue to actively pursue new projects. Customer self-generation, with or without cogeneration, has made inroads in Hawaii and is a continuing competitive factor. Competition in the generation sector in Hawaii is moderated, however, by the scarcity of generation sites, various permitting processes and lack of interconnections to other electric utilities. HECO and its subsidiaries have been able to compete successfully by offering customers economic alternatives that, among other things, employ energy efficient electrotechnologies such as the heat pump water heater.

     In December 1996, the PUC instituted a proceeding to identify and examine the issues surrounding electric competition and to determine the impact of competition on the electric utility infrastructure in Hawaii. See "Competition proceeding" in Note 11 of the "Notes to Consolidated Financial Statements."

Regulation of electric utility rates
The PUC has broad discretion in its regulation of the rates charged by HECO and its utility subsidiaries and in other matters. Any adverse decision and order (D&O) by the PUC concerning the level or method of determining electric utility rates, the authorized returns on equity or other matters, or any prolonged delay in rendering a D&O in a rate or other proceeding, could have a material adverse effect on the Company's financial condition and results of operations. Upon a showing of probable entitlement, the PUC is required to issue an interim D&O in a rate case within 10 months from the date of filing a completed application if the evidentiary hearing is completed (subject to extension for 30 days if the evidentiary hearing

================================================================================

is not completed). There is no time limit for rendering a final D&O. Interim rate increases are subject to refund with interest, pending the final outcome of the case. Management cannot predict with certainty when D&Os in pending or future rate cases will be rendered or the amount of any interim or final rate increase that may be granted.

Recent rate requests
HECO and its utility subsidiaries initiate PUC proceedings from time to time to request electric rate increases to cover rising operating costs, the cost of purchased power and the cost of plant and equipment, including the cost of new capital projects to maintain and improve service reliability. As of February 14, 2001, the return on average common equity (ROACE) found by the PUC to be fair and reasonable in the most recent final rate decision for each utility was 11.4% for HECO (D&O issued on December 11, 1995 and based on a 1995 test year), 11.50% for HELCO (D&O issued on February 8, 2001 and based on a 2000 test year) and 10.94% for MECO (amended D&O issued on April 6, 1999 and based on a 1999 test year). For 2000, the actual simple average ROACE (calculated under the rate-making method and reported to the PUC) for HECO, HELCO and MECO were 11.51%, 9.24% and 10.94%, respectively.

Hawaii Electric Light Company, Inc. In October 1999, HELCO filed a request to increase rates by 9.6%, or $15.5 million in annual revenues, based on a 2000 test year, primarily to recover (1) costs relating to an agreement to buy power from the 60 MW plant of Hamakua Energy Partners, L.P. and (2) depreciation of and a return on additional investments in plant, equipment and deferred charges since the last rate case, including pre-air permit facilities placed in service at the Keahole power plant. In its application, HELCO presented evidence to justify an ROACE of 13.5% for the 2000 test year.

     To simplify and expedite the rate case proceeding, HELCO and the Consumer Advocate entered into a negotiated settlement agreement, subject to PUC consideration and approval, with respect to certain test year estimates. In early 2001, HELCO received a final D&O from the PUC authorizing an $8.4 million, or 4.9% increase in annual revenues, effective February 15, 2001 and based on an 11.50% ROACE. The order granted HELCO an increase of approximately $2.3 million in annual revenues, in addition to affirming interim increases that took effect in September 2000 ($3.5 million) and January 2001 ($2.6 million). The $8.4 million increase covered costs relating to the Hamakua Energy Partners, L.P. power purchase agreement and included in rate base $7.6 million for pre-air permit facilitates that the PUC found to be used or useful to support the existing generating units at Keahole. The increase also included amounts for HELCO's incremental integrated resource planning costs, which HELCO had previously recovered through a surcharge. The increase did not include amortization expense for and rate base treatment of HELCO's share of the costs of the Company's recent computer system development project, which the PUC disallowed for ratemaking purposes. In its D&O, the PUC indicated that the Company had not received prior PUC approval to defer the costs for future recovery and the costs were incurred prior to the 2000 test year.

     The timing of a future HELCO rate increase request, if any, to recover costs relating to adding two combustion turbines at Keahole, including the remaining $14.8 million cost of pre-air permit facilities, will depend on future circumstances. See "HELCO power situation" in Note 11 of the "Notes to Consolidated Financial Statements."

Maui Electric Company, Limited. In January 1998, MECO filed a request to increase rates, based on a 1999 test year, primarily to recover costs relating to the addition of generating unit M17 in late 1998. In November 1998, MECO revised its requested increase to 11.9%, or $16.4 million, in annual revenues, based on a 12.75% ROACE. In April 1999, MECO received an amended final D&O from the PUC which authorized an 8.2%, or $11.3 million, increase in annual revenues, based on a 1999 test year and a 10.94% ROACE.

================================================================================


Energy cost adjustment (ECA) clauses
The rate schedules of HECO, HELCO and MECO include ECA clauses under which electric rates are adjusted for changes in the weighted-average price paid for fuel oil and certain components of purchased power, and the relative amounts of company-generated power and purchased power. Accordingly, changes in fuel oil prices and certain components of purchased power costs are passed on to customers. In the December 30, 1997 D&O's approving HECO and its subsidiaries' fuel supply contracts, the PUC noted that, in light of the length of the fuel supply contracts and the relative stability of fuel prices, the need for the continued use of ECA clauses will be the subject of investigation in a generic docket or in a future rate case. HECO, HELCO and MECO believe the ECA clauses continue to be necessary. In the final D&Os for MECO's 1999 and HELCO's 2000 test year rate increase applications, the ECA clauses were continued.

Collective bargaining agreements
In August 2000, HECO, HELCO and MECO employees represented by the International Brotherhood of Electrical Workers, ALF-CIO, Local 1260, ratified new collective bargaining agreements covering approximately 62% of the employees of HECO, HELCO and MECO. The new collective bargaining agreements (including benefit agreements) cover a three-year period from November 1, 2000 through October 31, 2003. The main provisions of the agreements include noncompounded wage increases of 2.25% effective November 1, 2000, 2.5% effective November 1, 2001 and 2.5% effective November 1, 2002. The agreements also included increased employee contributions to medical premiums.

Accounting for the effects of certain types of regulation
In accordance with Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," the Company's financial statements reflect assets and costs based on current cost-based rate-making regulations. Management believes HECO and its subsidiaries' operations currently satisfy the SFAS No. 71 criteria. However, if events or circumstances should change so that those criteria are no longer satisfied, management believes that a material adverse effect on the Company's results of operations, financial position, or liquidity may result. See Notes 1 and 6 in the "Notes to Consolidated Financial Statements."

Commitments and contingencies
See Note 11 in the "Notes to Consolidated Financial Statements."

Environmental matters
HECO and its subsidiaries are subject to environmental laws and regulations which could potentially impact the Company in material adverse respects in terms of operating existing facilities, constructing and operating new facilities and ensuring the proper cleanup and disposal of hazardous waste and toxic substances. Management believes that the recovery through rates of most, if not all, of any costs incurred by HECO and its subsidiaries in complying with these environmental requirements would be allowed by the PUC.

Based on information available to the Company, management is not aware of any contingent liabilities relating to environmental matters that would have a material adverse effect on the Company. See Note 11 in the "Notes to Consolidated Financial Statements."

Effects of inflation
U.S. inflation, as measured by the U.S. Consumer Price Index, averaged 3.4% in 2000, 2.2% in 1999 and 1.6% in 1998. Hawaii inflation, as measured by the Honolulu Consumer Price Index, averaged an estimated 1.7% in 2000, 1.0% in 1999 and (0.2)% in 1998. Although the rate of inflation over the past three years has been relatively low compared with the late 1970's and early 1980's, the rate has been increasing and inflation continues to have an impact on the Company's operations.

--------------------------------------------------------------------------------

  Inflation increases operating costs and the replacement cost of assets. With significant physical assets, HECO and its subsidiaries replace assets at much higher costs and must request and obtain rate increases to maintain adequate earnings. In the past, the PUC has generally approved rate increases to cover the effects of inflation. Rate increases in 2001 and 2000 for HELCO, and in 1999 for MECO were granted in part to cover increases in construction costs and operating expenses due to inflation.

Recent accounting pronouncements
See "Recent accounting pronouncements" in Note 1 of the "Notes to Consolidated Financial Statements."

Liquidity and capital resources
-------------------------------------------------------------------------------

The Company believes that its ability to generate cash, both internally from operations and externally from debt and equity issues, is adequate to maintain sufficient liquidity to fund its construction programs and to cover debt and other cash requirements in the foreseeable future.

  Capital expenditures requiring the use of cash, as shown on the "Consolidated Statements of Cash Flows," totaled approximately $130.1 million in 2000, of which $78.8 million was attributable to HECO, $22.8 million to HELCO and $28.5 million to MECO. Approximately 68% of the total 2000 capital expenditures was for transmission and distribution projects and approximately 32% was for generation and general plant projects. Cash contributions in aid of construction received in 2000 totaled $8.5 million.

  In 2000, the Company's investing activities used $121.5 million in cash, primarily for capital expenditures. Financing activities used net cash of $48.4 million, including $77.3 million for the payment of common and preferred stock dividends and trust preferred securities distributions, partially offset by a $5.0 million net increase (excluding prepaid interest) in short-term borrowings and a $21.5 million net increase in long-term debt. Operating activities provided $169.4 million toward capital expenditures and the payment of dividends and distributions on trust preferred securities.

  The Companies' consolidated financing requirements for 2001 through 2005, including net capital expenditures and long-term debt and preferred stock retirements, are estimated to total $607 million. HECO's consolidated internal sources, after the payment of common stock and preferred stock dividends, are expected to provide $574 million, or approximately 95%, of the $607 million in total requirements, with debt and equity financing providing the remaining requirements.

  As of December 31, 2000, $18.5 million of proceeds from previous sales by the Department of Budget and Finance of the State of Hawaii of special purpose revenue bonds issued for the benefit of HECO remain undrawn. Also as of December 31, 2000, an additional $65 million of special purpose revenue bonds were authorized by the Hawaii Legislature for issuance by the Department of Budget and Finance of the State of Hawaii for the benefit of HECO and HELCO prior to the end of 2003. HECO estimates that it will require approximately $5 million in new common equity, in addition to retained earnings, over the five-year period 2001 through 2005. The PUC must approve issuances of long-term securities by HECO, HELCO and MECO.

  Capital expenditures include the costs of projects which are required to meet expected load growth, to improve reliability and to replace and upgrade existing equipment. Net capital expenditures for the five-year period 2001 through 2005 are currently estimated to total $580 million. Approximately 65% of forecast gross capital expenditures, including AFUDC and capital expenditures funded by third-party contributions in aid of construction, is for transmission and distribution projects, and the remaining 35% primarily for generation projects.

--------------------------------------------------------------------------------

     For 2001, net capital expenditures are estimated to be $122 million. Gross capital expenditures are estimated to be $138 million, including approximately $98 million for transmission and distribution projects, approximately $24 million for generation projects and approximately $16 million for general plant and other projects. Drawdowns of proceeds from previous sales of tax-exempt special purpose revenue bonds and the generation of funds from internal sources are expected to provide the cash needed for the net capital expenditures in 2001.

     Management periodically reviews capital expenditure estimates and the timing of construction projects. These estimates may change significantly as a result of many considerations, including changes in economic conditions, changes in forecasts of KWH sales and peak load, the availability of purchased power and changes in expectations concerning the construction and ownership of future generating units, the availability of generating sites and transmission and distribution corridors, the ability to obtain adequate and timely rate increases, escalation in construction costs, DSM programs and requirements of environmental and other regulatory and permitting authorities.

  See Note 11 in the "Notes to Consolidated Financial Statements" for a discussion of fuel and power purchase commitments.

The consolidated capital structure of HECO was as follows:

December 31                                                                       2000                           1999
-----------------------------------------------------------------------------------------------------------------------------
(in millions)
Short-term borrowings from nonaffiliates                                 $  113              7%         $  107              6%
   and affiliate................................................
Long-term debt..................................................            668             38             646             38
HECO-obligated preferred securities of                                      100              6             100              6
   trust subsidiaries...........................................
Preferred stock.................................................             34              2              34              2
Common stock equity.............................................            825             47             806             48
-----------------------------------------------------------------------------------------------------------------------------
                                                                         $1,740            100%         $1,693            100%
=============================================================================================================================

  As of February 14, 2001, Standard & Poor's (S&P) and Moody's Investors Service's (Moody's) ratings of HECO's securities were as follows:

                                                                 S&P   Moody's
--------------------------------------------------------------------------------

Commercial paper...............................................   A-2      P-2

Revenue bonds (insured)........................................   AAA      Aaa

Revenue bonds (noninsured).....................................   BBB+    Baa1

HECO-obligated preferred securities of trust
 subsidiaries..................................................   BBB-    baa1

Cumulative preferred stock (selected series)...................    nr     baa2

--------------------------------------------------------------------------------

nr  Not rated
The above ratings are not recommendations to buy, sell or hold any securities; such ratings may be subject to revision or withdrawal at any time by the rating agencies; and each rating should be evaluated independently of any other rating.

  In March 2000, S&P affirmed the ratings for HECO, and, at the same time, revised its credit outlook on HECO to negative from stable, citing HEI's expanding investment in foreign independent power projects which weakens HEI's consolidated business risk profile. HECO's management cannot predict with certainty future rating agency actions or their effects on the future cost of capital to the Company.

Quantitative and Qualitative Disclosures about Market Risk
--------------------------------------------------------------------------------
     The Company manages various market risks in the ordinary course of business, including credit risk and liquidity risk, and believes its exposures to these risks are not material as of December 31, 2000. Because the Company does not have a portfolio of trading assets, the Company is not exposed to market risk from trading activities. The Company is exposed to some commodity price risk, which is mitigated by the ECA clauses in the Company's rate schedules. The Company considers interest rate risk to be a very significant market risk as it could potentially have a significant effect on the Company's financial condition and results of operations. Interest rate risk can be defined as the exposure of the Company's earnings to adverse movements in interest rates. The Company does not currently use derivatives to manage interest rate risk. The Company's general policy is to manage interest rate risk through use of a combination of short- and long-term debt and preferred securities. The tables below provide information about the Company's market sensitive financial instruments in U.S. dollars, including contractual balances at the expected maturity dates as well as the estimated fair values as of December 31, 2000 and 1999, and constitute "forward-looking statements."

  See Note 15 in the "Notes to Consolidated Financial Statements" for descriptions of the methods and assumptions used to estimate fair value of each applicable class of financial instruments.


                                       Expected maturity                December 31, 2000
-------------------------------------------------------------------------------------------------
                                                                                        Estimated
                                                                       There-                fair
(dollars in millions)          2001       2002      2003   2004  2005   after    Total      value
-------------------------------------------------------------------------------------------------
Interest-sensitive
liabilities
Short-term borrowings         $ 104         --        --     --    --      --        $104    $104
    Average interest
    rate                        7.5%        --        --     --    --      --         7.5%

Long-term debt
  Fixed rate                     --      $   2     $   3     --    --    $663        $668    $687
    Average interest
    rate                         --        7.9%      7.8%    --    --     5.9%        5.9%

HECO-obligated mandatorily
redeemable trust
preferred securities
of subsidiary trusts             --         --        --     --    --    $100        $100    $ 93
    Average distribution
    rate                         --         --        --     --    --     7.7%        7.7%


----------------------------------------------------------------------------------------

                               Expected maturity                     December 31, 1999
----------------------------------------------------------------------------------------
                                                                              Estimated
                                                              There-               fair
(dollars in millions)       2000  2001  2002   2003    2004   after    Total      value
----------------------------------------------------------------------------------------
Interest-sensitive
liabilities
Short-term borrowings       $107    --     --     --     --     --     $107      $107
 Average interest
 rate                        6.9%   --     --     --     --     --      6.9%

Long-term debt
Fixed rate                   --     --      $2     $3    --    $641    $646      $626
 Average interest
 rate                        --     --     7.9%   7.8%   --     6.0%    6.0%

HECO-obligated mandatorily
redeemable trust
preferred securities
of subsidiary trusts         --     --     --     --     --    $100    $100      $81
 Average distribu-
 tion rate                   --     --     --     --     --     7.7%    7.7%

Forward-Looking Statements
-------------------------------------------------------------------------------
This report and other presentations made by HECO and its subsidiaries contain "forward-looking statements," which include statements that are predictive in nature, depend upon or refer to future events or conditions, and/or include words such as "expects", "anticipates", "intends", "plans", "believes", "predicts", "estimates" or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings/losses or growth rates), ongoing business strategies or prospects and possible future actions, which may be provided by management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about HECO and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things. These statements are not guaranties of future performance. Such risks, uncertainties and other important factors could cause actual results to differ materially from those in the forward-looking statements and include, but are not limited to, the following: the effect of international, national and local economic conditions, including the condition of the Hawaii tourist and construction industries and the Hawaii housing market; the effects of weather and natural disasters; product demand and market acceptance risks; increasing competition in the electric utility industry; capacity and supply constraints or difficulties; fuel oil price changes and the continued availability of the energy cost adjustment clauses; new technological developments; federal and state governmental and regulatory actions, including changes in laws, rules and regulations applicable to HECO and its subsidiaries, decisions in rate cases and on permitting issues, required corrective actions and changes in taxation; the results of financing efforts; the timing and extent of changes in interest rates; and other risks or uncertainties described elsewhere in this report and in other periodic reports previously and subsequently filed by HECO with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of the report, presentation or filing in which they are made.

Independent Auditors' Report
-------------------------------------------------------------------------------


To the Board of Directors and Stockholder
Hawaiian Electric Company, Inc.:


     We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Hawaiian Electric Company, Inc. (a wholly owned subsidiary of Hawaiian Electric Industries, Inc.) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hawaiian Electric Company, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.



/s/ KPMG LLP

Honolulu, Hawaii
January 23, 2001

Consolidated Statements of Income

---------------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Years ended December 31                                  2000         1999         1998
---------------------------------------------------------------------------------------
(in thousands)

Operating revenues...............................  $1,270,635   $1,050,323   $1,008,899
                                                   ----------   ----------   ----------
Operating expenses:
Fuel oil.........................................     362,905      216,693      195,940
Purchased power..................................     311,207      275,691      274,450
Other operation..................................     123,779      136,303      142,992
Maintenance......................................      66,069       57,425       43,183
Depreciation of property, plant and equipment ...      98,517       93,301       85,655
Taxes, other than income taxes...................     119,784       99,788       95,808
Income taxes.....................................      55,213       48,281       54,719
                                                   ----------   ----------   ----------

                                                    1,137,474      927,482      892,747
                                                   ----------   ----------   ----------

Operating income.................................     133,161      122,841      116,152
                                                   ----------   ----------   ----------

Other income:
Allowance for equity funds used during
 construction....................................       5,380        4,228       10,106
Other, net.......................................       4,555        3,826        6,726
                                                   ----------   ----------   ----------

                                                        9,935        8,054       16,832
                                                   ----------   ----------   ----------

Income before interest and other charges.........     143,096      130,895      132,984
                                                   ----------   ----------   ----------

Interest and other charges:
Interest on long-term debt.......................      40,134       40,133       40,749
Amortization of net bond premium and
 expense.........................................       1,938        1,634        1,469
Other interest charges...........................       6,990        6,694        5,703
Allowance for borrowed funds used during
 construction....................................      (2,922)      (2,576)      (5,915)
Preferred stock dividends of subsidiaries........         915          945        2,551
Preferred securities distributions of
 trust subsidiaries..............................       7,675        7,665        4,197
                                                   ----------   ----------   ----------
                                                       54,730       54,495       48,754
                                                   ----------   ----------   ----------

Income before preferred stock dividends
 of HECO.........................................      88,366       76,400       84,230
Preferred stock dividends of HECO................       1,080        1,178        3,454
                                                   ----------   ----------   ----------

Net income for common stock......................  $   87,286   $   75,222   $   80,776
                                                   ==========   ==========   ==========

Consolidated Statements of Retained Earnings
-------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Years ended December 31                           2000       1999       1998
-------------------------------------------------------------------------------
(in thousands)

Retained earnings, January 1................  $425,206   $405,836   $387,582
Net income for common stock.................    87,286     75,222     80,776
Common stock dividends......................   (68,522)   (55,852)   (62,522)
                                              --------   --------   --------

Retained earnings, December 31..............  $443,970   $425,206   $405,836
                                              ========   ========   ========



See accompany "Notes to Consolidated Financial Statements."

Consolidated Balance Sheets
--------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

December 31                                       2000          1999
--------------------------------------------------------------------
(in thousands)

Assets
Utility plant, at cost:
Land.....................................  $    31,037   $    30,952
Plant and equipment......................    2,974,153     2,851,126
Less accumulated depreciation............   (1,170,184)   (1,076,373)
Plant acquisition adjustment, net........          406           458
Construction in progress.................      157,183       151,981
                                           -----------   -----------
    Net utility plant....................    1,992,595     1,958,144
                                           -----------   -----------

Current assets:
Cash and equivalents.....................        1,534         1,966
Customer accounts receivable, net........       88,546        68,768
Accrued unbilled revenues, net...........       64,020        53,830
Other accounts receivable, net...........        5,426         2,172
Fuel oil stock, at average cost..........       37,124        34,954
Materials and supplies, at average cost..       16,787        20,046
Prepayments and other....................        4,697         4,649
                                           -----------   -----------
    Total current assets.................      218,134       186,385
                                           -----------   -----------

Other assets:
Regulatory assets........................      116,623       114,759
Unamortized debt expense.................       13,455        13,224
Long-term receivables and other..........       27,715        30,297
                                           -----------   -----------
    Total other assets...................      157,793       158,280
                                           -----------   -----------

                                           $ 2,368,522   $ 2,302,809
                                           ===========   ===========


Capitalization and liabilities
Capitalization (see Consolidated Statements of Capitalization):

Common stock equity....................................    $  825,012   $  806,103
Cumulative preferred stock, not subject to mandatory
 redemption............................................        34,293       34,293
HECO-obligated mandatorily redeemable trust preferred
 securities of subsidiary trusts holding solely
 HECO and HECO-guaranteed debentures...................       100,000      100,000
Long-term debt, net....................................       667,731      646,029
                                                           ----------   ----------
  Total capitalization.................................     1,627,036    1,586,425
                                                           ----------   ----------

Current liabilities:
Short-term borrowings nonaffiliates....................       104,398      107,013
Short-term borrowings affiliate........................         8,764           --
Accounts payable.......................................        71,698       52,116
Interest and preferred dividends payable...............        10,483        8,160
Taxes accrued..........................................        78,186       66,535
Other..................................................        10,559       31,485
                                                           ----------   ----------
  Total current liabilities............................       284,088      265,309
                                                           ----------   ----------

Deferred credits and other liabilities:
Deferred income taxes..................................       137,066      131,105
Unamortized tax credits................................        47,603       48,206
Other..................................................        61,211       65,462
                                                           ----------   ----------
  Total deferred credits and other liabilities.........       245,880      244,773
                                                           ----------   ----------

Contributions in aid of construction...................       211,518      206,302
                                                           ----------   ----------
                                                           $2,368,522   $2,302,809
                                                           ==========   ==========

See accompany "Notes to Consolidated Financial Statements."

Consolidated Statements of Capitalization
================================================================================
Hawaiian Electric Company, Inc. and Subsidiaries

December 31                                                   2000         1999       1998
--------------------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)

Common stock equity:
Common stock of $6 2/3 par value.
 Authorized: 50,000,000 shares. Outstanding:
 2000, 1999 and 1998, 12,805,843 shares................    $  85,387   $  85,387    $ 85,387
Premium on capital stock...............................      295,655     295,510     295,344
Retained earnings......................................      443,970     425,206     405,836
                                                           ---------   ---------    --------

  Common stock equity..................................      825,012     806,103     786,567
                                                           ---------   ---------    --------

Cumulative preferred stock not subject to mandatory redemption:
 Authorized: 5,000,000 shares of $20 par value and 7,000,000 shares of $100 par value.
 Outstanding: 2000 and 1999, 1,234,657 shares.

                                     Shares
                                   outstanding
                      Par          December 31,
Series               value             2000            2000         1999
---------------------------------------------------------------------------

C_4 1/4%        $ 20 (HECO)......    150,000 .....     3,000        3,000
D_5%              20 (HECO)......     50,000 .....     1,000        1,000
E_5%              20 (HECO)......    150,000 .....     3,000        3,000
H_5 1/4%          20 (HECO)......    250,000 .....     5,000        5,000
I_5%              20 (HECO)......     89,657 .....     1,793        1,793
J_4 3/4%          20 (HECO)......    250,000 .....     5,000        5,000
K_4.65%           20 (HECO)......    175,000 .....     3,500        3,500
G_7 5/8%         100 (HELCO).....     70,000 .....     7,000        7,000
H_7 5/8%         100 (MECO)......     50,000 .....     5,000        5,000
                                  ----------        --------     --------
                                   1,234,657 .....  $ 34,293      $34,293
                                  ----------        --------     --------


                                                                     (continued)

See accompanying "Notes to Consolidated Financial Statements."

================================================================================
Hawaiian Electric Company, Inc. and Subsidiaries

December 31                                                  2000        1999
--------------------------------------------------------------------------------
(in thousands)

HECO-obligated mandatorily redeemable trust preferred
 securities of subsidiary trusts holding solely HECO
 and HECO-guaranteed debentures........................  $  100,000  $  100,000
                                                         ----------  ----------

Long-term debt:
First mortgage bonds:
 HELCO: 7 3/4-7 7/8%, due 2002 through 2003............       5,000       5,000
                                                         ----------  ----------

Obligations to the State of Hawaii for the repayment
of Special Purpose Revenue Bonds:
 HECO, 5.70%, refunding series 2000, due 2020..........      46,000          --
 MECO, 5.70%, refunding series 2000, due 2020..........      20,000          --
 HECO, 6.15%, refunding series 1999D, due 2020.........      16,000      16,000
 HELCO, 6.15%, refunding series 1999D, due 2020........       3,000       3,000
 MECO, 6.15%, refunding series 1999D, due 2020.........       1,000       1,000
 HECO, 6.20%, series 1999C, due 2029...................      35,000      35,000
 HECO, 5.75%, refunding series 1999B, due 2018.........      30,000      30,000
 HELCO, 5.75% refunding series 1999B, due 2018.........      11,000      11,000
 MECO, 5.75%, refunding series 1999B, due 2018.........       9,000       9,000
 HELCO, 5.50%, refunding series 1999A, due 2014........      11,400      11,400
 HECO, 4.95%, refunding series 1998A, due 2012.........      42,580      42,580
 HELCO, 4.95%, refunding series 1998A, due 2012........       7,200       7,200
 MECO, 4.95%, refunding series 1998A, due 2012.........       7,720       7,720
 HECO, 5.65%, series 1997A, due 2027...................      50,000      50,000
 HELCO, 5.65%, series 1997A, due 2027..................      30,000      30,000
 MECO, 5.65%, series 1997A, due 2027...................      20,000      20,000
 HECO, 5 7/8%, series 1996B, due 2026..................      14,000      14,000
 HELCO, 5 7/8%, series 1996B, due 2026.................       1,000       1,000
 MECO, 5 7/8%, series 1996B, due 2026..................      35,000      35,000
 HECO, 6.20%, series 1996A, due 2026...................      48,000      48,000
 HELCO, 6.20%, series 1996A, due 2026..................       7,000       7,000
 MECO, 6.20%, series 1996A, due 2026...................      20,000      20,000
 HECO, 6.60%, series 1995A, due 2025...................      40,000      40,000
 HELCO, 6.60%, series 1995A, due 2025..................       5,000       5,000
 MECO, 6.60%, series 1995A, due 2025...................       2,000       2,000
 HECO, 5.45%, series 1993, due 2023....................      50,000      50,000
 HELCO, 5.45%, series 1993, due 2023...................      20,000      20,000
 MECO, 5.45%, series 1993, due 2023....................      30,000      30,000
 HECO, 6.55%, series 1992, due 2022....................      40,000      40,000
 HELCO, 6.55%, series 1992, due 2022...................      12,000      12,000
 MECO, 6.55%, series 1992, due 2022....................       8,000       8,000
 HECO, 7 3/8%, series 1990C, due 2020..................          --      25,000
 HELCO, 7 3/8%, series 1990C, due 2020.................      10,000      10,000
 MECO, 7 3/8%, series 1990C, due 2020..................          --      20,000
 HECO, 7.60%, series 1990B, due 2020...................          --      21,000
 HELCO, 7.60%, series 1990B, due 2020..................       4,000       4,000
                                                         ----------  ----------
                                                            685,900     685,900
 Less funds on deposit with trustees...................      18,549      40,221
                                                         ----------  ----------
      Total obligations to the State of Hawaii.........     667,351     645,679
                                                         ----------  ----------

      Total long-term debt.............................     672,351     650,679
Less unamortized discount..............................       4,620       4,650
                                                         ----------  ----------

    Long-term debt, net................................     667,731     646,029
                                                         ----------  ----------

      Total capitalization.............................  $1,627,036  $1,586,425
                                                         ==========  ==========

See accompanying "Notes to Consolidated Financial Statements."

Consolidated Statements of Cash Flows
================================================================================
Hawaiian Electric Company, Inc. and Subsidiaries

Years ended December 31                                   2000        1999        1998
-----------------------------------------------------------------------------------------
(in thousands)
Cash flows from operating activities:
Income before preferred stock dividends of
    HECO..............................................  $  88,366   $  76,400   $  84,230
Adjustments to reconcile income before
    preferred stock dividends of HECO to
    net cash provided by operating activities:
      Depreciation and amortization of property,
        plant and equipment...........................     98,517      93,301      85,655
      Other amortization..............................      8,808       6,330       7,829
      Deferred income taxes...........................      5,961       2,778       2,944
      Tax credits, net................................        982       1,671       1,086
      Allowance for equity funds used during
       construction...................................     (5,380)     (4,228)    (10,106)
    Changes in assets and liabilities:
      Decrease (increase) in accounts receivable......    (23,032)      2,312         321
      Decrease (increase) in accrued unbilled
        revenues......................................    (10,190)    (10,385)      2,535
      Decrease (increase) in fuel oil stock...........     (2,170)    (18,176)      8,280
      Decrease (increase) in materials and
        supplies......................................      3,259      (2,780)      1,709
      Increase in regulatory assets, net..............     (5,748)     (3,565)     (4,447)
      Increase (decrease) in accounts
        payable.......................................     19,582      12,108      (9,797)
      Other...........................................     (9,509)      2,891     (12,481)
                                                        ---------   ---------   ---------

Net cash provided by operating activities.............    169,446     158,657     157,758
                                                        ---------   ---------   ---------

Cash flows from investing activities:
Capital expenditures..................................   (130,089)   (108,109)   (131,895)
Contributions in aid of construction..................      8,484      13,784       7,910
Proceeds from sales of assets.........................         --       1,525          --
Payments on notes receivable..........................        138       1,609       1,531
                                                        ---------   ---------   ---------

Net cash used in investing activities.................   (121,467)    (91,191)   (122,454)
                                                        ---------   ---------   ---------

Cash flows from financing activities:
Common stock dividends................................    (68,522)    (55,852)    (62,522)
Preferred stock dividends.............................     (1,080)     (1,178)     (3,454)
Proceeds from issuance of HECO-obligated
    mandatorily redeemable trust preferred securities
    of subsidiary trusts..............................         --          --      50,000
Preferred securities distributions of trust
    subsidiaries......................................     (7,675)     (7,665)     (4,197)
Proceeds from issuance of long-term debt..............     87,507     105,256      81,716
Repayment of long-term debt...........................    (66,000)    (81,400)    (87,500)
Redemption of preferred stock.........................         --     (47,080)     (2,690)
Net increase (decrease) in short-term borrowings
    from nonaffiliates and affiliate with original
    maturities of three months or less................      3,153     (32,400)     41,816
Proceeds from other short-term borrowings.............     57,499          --       1,999
Repayment of other short-term borrowings..............    (55,682)         --          --
Other.................................................      2,389          36       2,635
                                                        ---------   ---------   ---------

Net cash provided by (used in) financing
    activities........................................    (48,411)   (120,283)     17,803
                                                        ---------   ---------   ---------

Net increase (decrease) in cash and equivalents.......       (432)    (52,817)     53,107
Cash and equivalents, January 1.......................      1,966      54,783       1,676
                                                        ---------   ---------   ---------

Cash and equivalents, December 31.....................  $   1,534   $   1,966   $  54,783
                                                        =========   =========   =========

See accompanying "Notes to Consolidated Financial Statements."

Notes to Consolidated Financial Statements
================================================================================
Hawaiian Electric Company, Inc. and Subsidiaries


1.  Summary of significant accounting policies
--------------------------------------------------------------------------------

General

Hawaiian Electric Company, Inc. is engaged in the business of generating, purchasing, transmitting, distributing and selling electric energy on the island of Oahu and, through its two electric utility subsidiaries, on the islands of Hawaii, Maui, Lanai and Molokai in the State of Hawaii.

Basis of presentation

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ significantly from those estimates.

  Material estimates that are particularly susceptible to significant change include the amounts reported for regulatory assets and pension and other postretirement benefit obligations.

Consolidation

The consolidated financial statements include the accounts of Hawaiian Electric Company, Inc. (HECO) and its subsidiaries (collectively, the "Company"), Maui Electric Company, Limited (MECO), Hawaii Electric Light Company, Inc. (HELCO), HECO Capital Trust I and HECO Capital Trust II (Trusts). HECO is a subsidiary of Hawaiian Electric Industries, Inc. (HEI).

  All significant intercompany accounts and transactions have been eliminated in consolidation.

Regulation by the Public Utilities Commission of the State of Hawaii (PUC)

The Company is regulated by the PUC and accounts for the effects of regulation under Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." The actions of regulators can affect the timing of recognition of revenues, expenses, assets and liabilities.

Property, plant and equipment

Property, plant and equipment are reported at cost. Self-constructed plant includes engineering, supervision, and administrative and general costs, and an allowance for the cost of funds used during the construction period. Upon the ordinary retirement or sale of electric utility plant, no gain or loss is recognized. The cost of the plant retired or sold and the cost of removal (net of salvage value) are charged to accumulated depreciation.

Contributions in aid of construction

The Company receives contributions from customers for special construction requirements. As directed by the PUC, the Company amortizes contributions on a straight-line basis over 30 years as an offset against depreciation expense.

Revenues
Revenues are based on rates authorized by the PUC and include revenues applicable to energy consumed in the accounting period but not yet billed to the customers. Revenue amounts recorded pursuant to a PUC interim order are subject to refund, with interest, pending a final order.

  The rate schedules of the Company include energy cost adjustment (ECA) clauses under which electric rates are adjusted for changes in the weighted average price paid for fuel oil and certain components of purchased power, and the relative amounts of company-generated power and purchased power.

========================================================================
Hawaiian Electric Company, Inc. and Subsidiaries

Retirement benefits
Pension and other postretirement benefits costs/(returns) are charged/(credited) primarily to expense and electric utility plant. The Company's policy is to fund pension costs in amounts consistent with the requirements of the Employee Retirement Income Security Act of 1974. Certain health care and/or life insurance benefits are provided to eligible retired employees and the employees' beneficiaries and covered dependents. See Note 10.

Depreciation

Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. Electric utility plant has useful lives ranging from 20 to 45 years for production plant, from 25 to 50 years for transmission and distribution plant and from 8 to 45 years for general plant. The composite annual depreciation rate was 3.9% in 2000, 1999 and 1998.

Premium, discount and expense

The expenses of issuing long-term debt securities and the premiums or discounts at which they were sold are amortized against income over the terms of the respective securities. Unamortized issue costs and discounts or premiums on long-term debt retired prior to maturity are classified as regulatory assets or liabilities and are amortized over the remaining term of the retired debt.

Allowance for Funds Used During Construction (AFUDC)

AFUDC is an accounting practice whereby the costs of debt (AFUDC-Debt) and equity (AFUDC-Equity) funds used to finance plant construction are removed from the statement of income and charged to construction in progress on the balance sheet.

  The weighted average AFUDC rate was 8.6% in 2000, 8.7% in 1999 and 8.9% in 1998 and reflected quarterly compounding.

Environmental expenditures

The Company is subject to numerous federal and state environmental statutes and regulations. In general, environmental contamination treatment costs are charged to expense, unless it is probable the PUC would allow such costs to be recovered in future rates. Also, environmental costs are capitalized if the costs extend the life, increase the capacity, or improve the safety or efficiency of property; the costs mitigate or prevent future environmental contamination; or the costs are incurred in preparing the property for sale. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Corresponding regulatory assets are recorded when it is probable the PUC would allow such costs to be recovered in future rates.

Income taxes

HECO and its subsidiaries are included in the consolidated income tax returns of HECO's parent, HEI. Income tax expense has been computed for financial statement purposes as if HECO and its subsidiaries filed separate consolidated HECO income tax returns.

  Deferred income tax assets and liabilities are established for the temporary differences between the financial reporting bases and the tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such deferred tax assets or liabilities are realized or settled.

  Federal and state tax credits are deferred and amortized over the estimated useful lives of the properties which qualified for the credits.

Cash flows

The Company considers cash on hand, deposits in banks, money market accounts, certificates of deposit, short-term commercial paper and reverse repurchase agreements, with original maturities of three months or less to be cash and equivalents.

=======================================================================
Hawaiian Electric Company, Inc. and Subsidiaries


Recent accounting pronouncements

Derivative instruments and hedging activities. The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, on January 1, 2001 with no resulting material impact to consolidated results of operations, financial condition or liquidity. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities and requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

Certain transactions involving stock compensation. In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, An Interpretation of APB Opinion No. 25," which clarifies the application of Accounting Principles Board (APB) Opinion No. 25 for certain issues but does not address any issues related to the application of the fair value method in SFAS No. 123. The Interpretation clarifies (a) the definition of an employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option award, and (d) the accounting for an exchange of stock compensation awards in a business combination. The Company adopted the provisions of the Interpretation on July 1, 2000 with no resulting material impact on the Company's results of operations, financial condition or liquidity.

Reclassifications

Certain reclassifications have been made to prior years' financial statements to conform to the 2000 presentation.


2.  Cumulative preferred stock
--------------------------------------------------------------------------------

The following series of cumulative preferred stock are redeemable only at the option of the respective company and are subject to voluntary liquidation provisions as follows:

                                                       Voluntary
                                                      liquidation    Redemption
                                                         price         price
                                                      December 31,  December 31,
Series                                                    2000          2000
--------------------------------------------------------------------------------

C, D, E, H, J and K (HECO).........................     $ 20.00       $ 21.00
I (HECO)...........................................       20.00         20.00
G (HELCO)..........................................      100.00            --
H (MECO)...........................................      100.00            --

================================================================================

  HELCO's series G and MECO's series H preferred stock may not be redeemed by the respective subsidiary prior to December 2003.

  On December 15, 1998, the Company announced that it would redeem all outstanding shares of four series of cumulative preferred stock. In January 1999, HECO redeemed all 80,000 shares of its Series M preferred stock, HELCO redeemed all 30,000 shares of its Series A preferred stock and MECO redeemed all 20,000 and 10,000 shares of its Series A and Series B preferred stock, respectively.

   On December 15, 1998, the Company announced that it would redeem all outstanding shares of seven series of cumulative preferred stock which are subject to mandatory sinking fund provisions. In January 1999, HECO redeemed all 76,000 and 130,000 shares of its Series Q and R preferred stock, respectively. HELCO redeemed all 4,500, 5,500 and 60,000 shares of its Series D, E and F preferred stock, respectively. MECO redeemed all 4,800 and 50,000 shares of its Series D and G preferred stock, respectively.

=======================================================================
Hawaiian Electric Company, Inc. and Subsidiaries


  HECO is obligated to make dividend, redemption and liquidation payments on the preferred stock of either of its subsidiaries if the respective subsidiary is unable to make such payments, provided that such obligation is subordinated to any obligation to make payments on HECO's own preferred stock.

3. HECO-obligated mandatorily redeemable trust preferred securities of subsidiary trusts holding solely HECO and HECO-guaranteed debentures
--------------------------------------------------------------------------------

In March 1997, HECO Capital Trust I (Trust I), a grantor trust which is a subsidiary of HECO, sold (i) in a public offering, 2 million of its HECO-Obligated 8.05% Cumulative Quarterly Income Preferred Securities, Series 1997 (1997 trust preferred securities) with an aggregate liquidation preference of $50 million and (ii) to HECO, common securities with a liquidation preference of approximately $1.55 million. Proceeds from the sale of the 1997 trust preferred securities and the common securities were used by Trust I to purchase 8.05% Junior Subordinated Deferrable Interest Debentures, Series 1997 (1997 junior deferrable debentures) issued by HECO in the principal amount of $31.55 million and issued by each of MECO and HELCO in the respective principal amounts of $10 million. The 1997 junior deferrable debentures, which bear interest at 8.05% and mature on March 27, 2027, together with the subsidiary guarantees (pursuant to which the obligations of MECO and HELCO under their respective debentures are fully and unconditionally guaranteed by HECO), are the sole assets of Trust I. The 1997 trust preferred securities must be redeemed at the maturity of the underlying debt on March 27, 2027, which maturity may be shortened to a date no earlier than March 27, 2002 or extended to a date no later than March 27, 2046, and are not redeemable at the option of the holders, but may be redeemed by Trust I, in whole or in part, from time to time, on or after March 27, 2002 or upon the occurrence of certain events. All of the proceeds from the sale were invested by Trust I in the underlying debt securities of HECO, HELCO and MECO.

  In December 1998, HECO Capital Trust II (Trust II), a grantor trust which is a subsidiary of HECO, sold (i) in a public offering, 2 million of its HECO-Obligated 7.30% Cumulative Quarterly Income Preferred Securities, Series 1998 (1998 trust preferred securities) with an aggregate liquidation preference of $50 million and (ii) to HECO, common securities with a liquidation preference of approximately $1.55 million. Proceeds from the sale of the 1998 trust preferred securities and the common securities were used by Trust II to purchase 7.30% Junior Subordinated Deferrable Interest Debentures, Series 1998 (1998 junior deferrable debentures) issued by HECO in the principal amount of $31.55 million and issued by each of MECO and HELCO in the respective principal amounts of $10 million. The 1998 junior deferrable debentures, which bear interest at 7.30% and mature on December 15, 2028, together with the subsidiary guarantees (pursuant to which the obligations of MECO and HELCO under their respective debentures are fully and unconditionally guaranteed by HECO), are the sole assets of Trust II. The 1998 trust preferred securities must be redeemed at the maturity of the underlying debt on December 15, 2028, which maturity may be shortened to a date no earlier than December 15, 2003 or extended to a date no later than December 15, 2047, and are not redeemable at the option of the holders, but may be redeemed by Trust II, in whole or in part, from time to time, on or after December 15, 2003 or upon the occurrence of certain events. All of the proceeds from the sale were invested by Trust II in the underlying debt securities of HECO, HELCO and MECO, who used such proceeds from the sale of the 1998 junior deferrable debentures primarily to effect the redemption of certain series of their preferred stock having a total par value of $47 million (see Note 2).

  Contractual arrangements (the "Back-up Undertakings") entered into by HECO in connection with the issuance of the 1997 and 1998 trust preferred securities, considered together, constitute a full and unconditional guarantee by HECO, on a subordinated basis, of the periodic distributions due on the 1997 and 1998 trust preferred securities and of amounts due upon the redemption thereof or upon liquidation of the Trusts. The Back-up Undertakings include HECO's (i) guarantee that the Trusts will make their respective periodic distributions and redemption and liquidation payments to the extent the Trusts have funds available therefor, (ii) the subsidiary guarantees, (iii) obligations under an agreement to pay all expenses and liabilities of the Trusts (other than the obligation of the Trusts to

=======================================================================
Hawaiian Electric Company, Inc. and Subsidiaries

pay amounts due to the holders of the 1997 and 1998 trust preferred securities) and (iv) obligations under the trust agreements, HECO's 1997 and 1998 junior subordinated debentures and the respective indentures pursuant to which the 1997 and 1998 junior subordinated debentures were issued. The 1997 and 1998 junior deferrable debentures and the common securities of the Trusts have been eliminated in HECO's consolidated balance sheets as of December 31, 2000 and 1999. The 1997 and 1998 junior deferrable debentures are redeemable only (i) at the option of HECO, MECO and HELCO, respectively, in whole or in part, on or after March 27, 2002 (1997 junior deferrable debentures) and December 15, 2003 (1998 junior deferrable debentures) or (ii) at the option of HECO, in whole, upon the occurrence of a "Special Event" (relating to certain changes in laws or regulations).

4.  Long-term debt
--------------------------------------------------------------------------------

The first mortgage bonds of HELCO are secured by a mortgage which purports to be a lien on substantially all of the real and personal property now owned or hereafter acquired by HELCO.

  For special purpose revenue bonds, the funds on deposit with trustees represent the undrawn proceeds from the issuance of the special purpose revenue bonds and earn interest at market rates. These funds are available only to pay (or reimburse payment of) expenditures in connection with certain authorized construction projects and certain expenses related to the bonds.

  At December 31, 2000, the aggregate payments of principal required on long-term debt during the next five years are nil in 2001, $2,000,000 in 2002, $3,000,000 in 2003, nil in 2004 and nil in 2005.

  In November 2000, HECO's Series 1990B, 7.6% Special Purpose Revenue Bonds and HECO's and MECO's Series 1990C, 7 3/8% Special Purpose Revenue Bonds were refunded with the proceeds from the Refunding Series 2000, 5.7% Special Purpose Revenue Bonds. The premium paid on refunding these bonds is recorded as a regulatory asset and amortized against income over the remaining term of the refunded bonds.

5.  Short-term borrowings
--------------------------------------------------------------------------------

Short-term borrowings from nonaffiliates at December 31, 2000 and 1999 had a weighted average interest rate of 7.5% and 6.9%, respectively, and consisted entirely of commercial paper.

  The Company maintained bank lines of credit which totaled approximately $110 million at December 31, 2000 and $125 million at December 31, 1999. The lines of credit support the issuance of commercial paper. There were no borrowings under any line of credit during 2000 or 1999.

6.  Regulatory assets
--------------------------------------------------------------------------------

In accordance with SFAS No. 71, the Company's consolidated financial statements reflect assets and costs based on current cost-based rate-making regulations. Continued accounting under SFAS No. 71 requires that certain criteria be met. Management believes the Company's operations currently satisfy the criteria. However, if events or circumstances should change so that the criteria are no longer satisfied, management believes that a material adverse effect on the Company's results of operations, financial position or liquidity may result.

================================================================================
Hawaiian Electric Company, Inc. and Subsidiaries

     Regulatory assets are expected to be fully recovered through rates over PUC authorized periods ranging from 1 to 36 years, and included the following deferred costs:

December 31                                                2000      1999
-------------------------------------------------------------------------
(in thousands)

Income taxes..........................................  $ 60,263  $ 57,692
Postretirement benefits other than pensions...........    21,477    23,267
Unamortized expense and premiums on retired debt and
   equity issuances...................................    12,383    11,282
Integrated resource planning costs....................    10,592     9,806
Vacation earned, but not yet taken....................     5,919     6,241
Other.................................................     5,989     6,471
                                                        --------  --------
                                                        $116,623  $114,759
                                                        ========  ========

Regulatory asset related to Barbers Point Tank Farm project costs
In 1989, HECO began planning and engineering for a combined cycle unit addition as a contingency in the event an independent power producer was not able to deliver firm power to HECO as planned. Subsequently, HECO's planning and engineering work expanded from contingency planning to adding new generation. In December 1991, HECO filed an application for the installation of a nominal 200 MW combined cycle power plant located at HECO's Barbers Point Tank Farm. Due to changes in circumstances, the expected timing for HECO's next generating unit was significantly delayed, and HECO withdrew its application in May 1993.

     In August 1994, HECO informed the PUC that, consistent with past and current company practices, the $5.8 million in accumulated project costs would be allocated primarily to ongoing active capital projects as part of costs cleared from the engineering clearing account. The PUC advised HECO to file an application, which it did in February 1995. The Consumer Advocate objected to the accounting treatment proposed by HECO.

     To simplify and expedite the proceeding, in September 2000, HECO and the Consumer Advocate reached an agreement on the accounting treatment, subject to PUC approval. Acceptance of the agreement by the parties was without prejudice to any position either of them may take in this or any subsequent proceeding. Under the agreement, $4.5 million of the $5.8 million total project costs will be amortized to operating expense ratably over a five-year period after receiving PUC approval. In September 2000, HECO adjusted the project costs to reflect the agreement with the Consumer Advocate, resulting in an after tax write-off of $0.8 million. The PUC's approval of the agreement has been requested.

Integrated Resource Planning costs
In 1992, the PUC established a framework for Integrated Resource Planning (IRP) and ordered the companies to develop an integrated resource plan in accordance with the IRP framework. The framework also provides that the utilities are entitled to recover appropriate IRP and implementation costs. Each year, the electric utilities submit a budget of the IRP costs for the upcoming year, and request subsequent recovery of the actual costs incurred. Actual IRP costs incurred since 1995 have been recorded as a regulatory asset, and the electric utilities have been awaiting PUC approval for recovery of those costs.

     In August 2000, pursuant to a stipulation filed by the electric utilities and the parties in the IRP cost proceedings, the PUC issued an order allowing the electric utilities to begin recovering the 1995 through 1999 IRP costs (over a 12 month period for HECO and a 24 month period for HELCO and MECO), subject to refund with interest, pending the PUC's final decision and order approving recovery of each respective year's IRP costs. On September 1, 2000, the electric utilities began recovering 1995 through 1999 IRP costs through a surcharge on customers bills. As of December 31, 2000, the amount of revenues recorded, subject to refund with interest, amounted to $3.3 million.

================================================================================
Hawaiian Electric Company, Inc. and Subsidiaries

7.   Income taxes
--------------------------------------------------------------------------------

The components of income taxes charged to operating expenses were as follows:

Years ended December 31                           2000      1999      1998
--------------------------------------------------------------------------------
(in thousands)

Federal:
 Current......................................... $43,206   $39,678   $44,934
 Deferred........................................   6,243     3,841     3,985
 Deferred tax credits, net.......................  (1,585)   (1,596)   (1,634)
                                                  -------   -------   -------
                                                   47,864    41,923    47,285
                                                  -------   -------   -------
State:
 Current.........................................   5,446     4,181     5,801
 Deferred........................................     921       506       547
 Deferred tax credits, net.......................     982     1,671     1,086
                                                  -------   -------   -------
                                                    7,349     6,358     7,434
                                                  -------   -------   -------
Total............................................ $55,213   $48,281   $54,719
                                                  =======   =======   =======


     Income tax benefits related to nonoperating activities, included in "Other, net" on the consolidated statements of income, amounted to $162,000, $234,000 and $147,000 for 2000, 1999 and 1998, respectively.

     A reconciliation between income taxes charged to operating expenses and the amount of income taxes computed at the federal statutory rate of 35% on income before income taxes and preferred stock dividends follows:

Years ended December 31                                                                                    2000       1999      1998
------------------------------------------------------------------------------------------------------------------------------------
(in thousands)
Amount at the federal statutory income tax rate.......................................................  $50,573   $ 43,969  $ 49,525
State income taxes on operating income, net of effect on federal income taxes.........................    4,777      4,133     4,832
Other.................................................................................................     (137)       179       362
                                                                                                        -------   --------  --------
Income taxes charged to operating expenses............................................................  $55,213   $ 48,281  $ 54,719
                                                                                                        =======   ========  ========

  The tax effects of temporary differences which give rise to deferred tax assets and liabilities were as follows:

December 31                                                                                                           2000      1999
------------------------------------------------------------------------------------------------------------------------------------
(in thousands)
Deferred tax assets:
 Property, plant and equipment........................................................................            $ 11,676  $ 11,349
 Contributions in aid of construction and customer advances...........................................              49,240    51,835
 Other................................................................................................              12,295    15,660
                                                                                                                  --------  --------
                                                                                                                    73,211    78,844
                                                                                                                  --------  --------
Deferred tax liabilities:
 Property, plant and equipment........................................................................             172,216   170,231
 Regulatory assets....................................................................................              23,672    22,423
 Other................................................................................................              14,389    17,295
                                                                                                                  --------  --------
                                                                                                                   210,277   209,949
                                                                                                                  --------  --------
Net deferred income tax liability.....................................................................            $137,066  $131,105
                                                                                                                  ========  ========

  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary
differences become deductible.    Based upon historical taxable income,
projections for future taxable income and tax planning strategies, management believes it is more likely than not the Company will realize the benefits of the deferred tax assets and provided no valuation allowance for deferred tax assets during 2000, 1999 and 1998.

================================================================================
Hawaiian Electric Company, Inc. and Subsidiaries

8.   Cash flows
--------------------------------------------------------------------------------

Supplemental disclosures of cash flow information
Cash paid during 2000, 1999 and 1998 for interest (net of AFUDC-Debt) and income taxes was as follows:

Years ended December 31       2000     1999     1998
----------------------------------------------------
(in thousands)

Interest.................  $44,020  $48,163  $45,286
                           =======  =======  =======

Income taxes.............  $56,875  $38,856  $44,302
                           =======  =======  =======

Supplemental disclosures of noncash activities

The allowance for equity funds used during construction, which was charged primarily to construction in progress, amounted to $5,380,000, $4,228,000 and $10,106,000 in 2000, 1999 and 1998, respectively.

     The estimated fair value of noncash contributions in aid of construction amounted to $6,550,000, $2,859,000 and $2,446,000 in 2000, 1999 and 1998,
respectively.


9.   Major customers
--------------------------------------------------------------------------------

HECO and its subsidiaries derived approximately 10% of their operating revenues from the sale of electricity to various federal government agencies in 2000, 9% in 1999, and 10% in 1998. These revenues amounted to $122,969,000 in 2000, $98,192,000 in 1999 and $98,183,000 in 1998.


10.  Retirement benefits
--------------------------------------------------------------------------------

Pensions
The Company has several defined benefit pension plans which cover substantially all employees. In general, benefits are based on the employees' years of service and base compensation.

Postretirement benefits other than pensions
The Company provides various postretirement benefits other than pensions to eligible employees upon retirement. HECO and its subsidiaries provide eligible employees health and life insurance benefits upon retirement. The amount of health benefits is based on retirees' years of service and retirement date. Generally, employees are eligible for these benefits if, upon retirement, they participate in one of the Company's defined benefit pension plans.

Plan amendments
In August 1998, HECO, MECO and HELCO employees represented by the International Brotherhood of Electrical Workers, Local 1260, ratified a collective bargaining agreement for a two-year period from November 1, 1998 through October 31, 2000 and covering approximately 63% of the Company's employees. Under the agreement, HECO and its subsidiaries amended the pension and the postretirement welfare benefits plans effective January 1, 1999.

Change in method of calculating market-related value of retirement benefit plan assets
Since 1993, the Company has determined the market-related value of retirement benefit (pension and other postretirement benefits) plan assets by calculating the difference between the expected return and the actual return on the fair value of the plan assets, then amortizing the difference over future years -- 0% in the first year and 25% in years two to five, and finally subtracting the unamortized differences for the past four years from fair value. For the year 2000 and future years, the method of calculating the market-related value of the plan assets was changed to include a 15% range around the fair value of such assets (i.e., 85% to 115% of fair value). If the market-related value is outside the 15% range, then the

================================================================================
Hawaiian Electric Company, Inc. and Subsidiaries

amount outside the range will be recognized immediately in the calculation of annual net periodic benefit cost. If the market-related value remains within the 15% range, the Company will continue to amortize the difference over future years using the amortization method used from 1993 to 1999. This change in accounting principle is preferable because it results in calculated asset values of the plans that more closely approximate fair value, while still mitigating the effect of annual fair value fluctuations. No range was used in prior years as the market-related value of the plan assets has been within the 15% range at each year end from 1993 to 1998. Therefore, the cumulative effect of this change is nil. The effect of the change in accounting principle on 2000 was to increase net income approximately $4.2 million.

     The changes in benefit obligations and plan assets, the funded status of the plans and the unrecognized and recognized amounts in the balance sheet were as follows:

                                                                         Pension benefits                     Other benefits
                                                                  --------------------------------------------------------------

(in thousands)                                                       2000               1999               2000           1999
--------------------------------------------------------------------------------------------------------------------------------
Benefit obligation, January 1................................     $ 509,943          $ 582,513           $116,958       $127,293
Service cost.................................................        15,385             19,475              2,737          3,171
Interest cost................................................        38,526             36,384              8,742          7,685
Actuarial loss (gain)........................................        18,319           (100,867)                 5        (15,981)
Benefits paid................................................       (30,143)           (27,562)            (6,281)        (5,210)
--------------------------------------------------------------------------------------------------------------------------------
Benefit obligation, December 31..............................       552,030            509,943            122,161        116,958
--------------------------------------------------------------------------------------------------------------------------------

Fair value of plan assets, January 1 ........................       842,872            674,634            110,643         80,241
Actual return (loss) on plan assets..........................       (23,904)           195,515             (6,029)        28,900
Employer contribution........................................           165                158              3,932          6,712
Benefits paid................................................       (30,178)           (27,435)            (6,281)        (5,210)
--------------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets, December 31.......................       788,955            842,872            102,265        110,643
--------------------------------------------------------------------------------------------------------------------------------
Funded status................................................       236,925            332,929            (19,896)        (6,315)
Unrecognized net actuarial gain..............................      (211,224)          (333,340)           (46,002)       (64,337)
Unrecognized net transition obligation.......................         5,496              7,768             39,171         42,435
Unrecognized prior service gain..............................        (9,313)           (10,016)                --             --
--------------------------------------------------------------------------------------------------------------------------------
Net amount recognized, December 31...........................     $  21,884          $  (2,659)          $(26,727)      $(28,217)
================================================================================================================================
Amounts recognized in the balance
  sheet consist of:
    Prepaid benefit cost.....................................     $  24,493          $   1,436           $     --       $     --
    Accrued benefit liability................................        (2,740)            (4,212)           (26,727)       (28,217)
    Intangible asset.........................................            90                 73                 --             --
    Accumulated other comprehensive
      income.................................................            41                 44                 --             --
--------------------------------------------------------------------------------------------------------------------------------
Net amount recognized, December 31...........................     $  21,884          $  (2,659)          $(26,727)      $(28,217)
================================================================================================================================

     The following weighted-average assumptions were used in the accounting for the plans:

                                                                    Pension benefits            Other benefits
                                                              --------------------------------------------------------
December 31                                                    2000      1999      1998     2000      1999     1998
----------------------------------------------------------------------------------------------------------------------
  Discount rate........................................        7.50%     7.75%     6.5%      7.50%    7.75%   6.5%
  Expected return on plan assets.......................       10.0      10.0      10.0      10.0     10.0    10.0
  Rate of compensation increase........................        4.65      4.65      4.65      4.65     4.65    4.65


     At December 31, 2000, the assumed health care trend rates for 2001 and future years were as follows: medical, 6.0%; dental, 4.5%; and vision, 4.0%.

================================================================================
Hawaiian Electric Company, Inc. and Subsidiaries


  The components of the net periodic benefit cost (return) were as follows:


                                                    Pension benefits                 Other benefits
                                           --------------------------------------------------------------

(in thousands)                                   2000       1999       1998      2000      1999      1998
---------------------------------------------------------------------------------------------------------
Service cost.............................     $ 15,385   $ 19,475   $ 18,192   $ 2,737  $ 3,172    $ 4,462
Interest cost............................       38,526     36,384     35,533     8,742    7,685     10,118
Expected return on plan
  assets.................................      (70,460)   (57,104)   (51,493)   (9,189)  (7,644)    (6,371)
Amortization of unre-
  cognized transition
  obligation.............................        2,273      2,273      2,273     3,264    3,264      5,523
Amortization of prior
  service cost (gain) ...................         (703)      (703)      (194)       --       --         --
Recognized actuarial
  loss (gain)............................       (9,398)         9         (7)   (3,112)  (1,464)    (1,015)
----------------------------------------------------------------------------------------------------------
Net periodic benefit
  cost (return)..........................     $(24,377)  $    334   $  4,304   $ 2,442  $ 5,013    $12,717
==========================================================================================================

     Of the net periodic pension benefit costs (return), the Company recorded income of $18.7 million in 2000 and recorded expense of $0.2 million and $2.9 million in 1999 and 1998, respectively, and primarily credited or charged the remaining amounts to electric utility plant. Of the net periodic other benefit costs, the Company expensed $1.9 million, $3.7 million and $9.4 million in 2000, 1999 and 1998, respectively, and primarily charged the remaining amounts to electric utility plant.

     At December 31, 2000 and 1999, the Company had pension plans in which the accumulated benefit obligations exceeded plan assets at fair value, but such plans did not have material benefit obligations.

     The health care cost trend rate assumptions can have a significant effect on the amounts reported for other benefits. At December 31, 2000, a one-percentage-point increase in the assumed health care cost trend rates would have increased the total service and interest cost by $0.5 million and the postretirement benefit obligation by $5.5 million, and a one-percentage-point decrease would have reduced the total service and interest cost by $0.5 million and the postretirement benefit obligation by $5.8 million.


11.  Commitments and contingencies
--------------------------------------------------------------------------------

Fuel contracts
The Company has contractual agreements to purchase minimum quantities of fuel oil and diesel fuel through 2004 (at prices tied to the market prices of petroleum products in Singapore and Los Angeles). Based on the average price per barrel at January 1, 2001, the estimated cost of minimum purchases under the fuel supply contracts for 2001 is $321 million. The actual cost of purchases in 2001 could vary substantially from this estimate as a result of changes in market prices, quantities actually purchased and/or other factors. The Company purchased $359 million, $229 million and $183 million of fuel under contractual agreements in 2000, 1999 and 1998, respectively.

Power purchase agreements
At December 31, 2000, the Company had power purchase agreements for 533 MW of firm capacity. The PUC allows rate recovery for energy and firm capacity payments under these agreements. Assuming that each of the agreements remains in place for its current term and the minimum availability criteria in the power purchase agreements are met, aggregate minimum fixed capacity charges are expected to be approximately $122 million in 2001, $121 million each in 2002, 2003, and 2004, $116 million in 2005, and a total of $1.8 billion in 2006 through 2030.

================================================================================
Hawaiian Electric Company, Inc. and Subsidiaries

     In general, the Company bases its payments under the power purchase agreements upon available capacity and energy and is generally not required to make payments for capacity if the contracted capacity is not available, and payments are reduced, under certain conditions, if available capacity drops below contracted levels. In general, the payment rates for capacity have been predetermined for the terms of the agreements. Energy payments will vary over the terms of the agreements and the Company passes on changes in the fuel component of the energy charges to customers through the ECA clause in the rate schedules. The Company does not operate nor participate in the operation of any of the facilities that provide power under the agreements. Title to the facilities does not pass to the Company upon expiration of the agreements, and the agreements do not contain bargain purchase options for the facilities.

Interim increases
At December 31, 2000, HECO and its subsidiaries recognized $1.2 million of revenues under interim rate increases (which were affirmed in the final order in the HELCO rate case) and $3.3 million of revenues related to interim integrated resource planning costs. Such revenues are subject to refund, with interest, to the extent they exceed the amounts allowed in final orders.

HELCO power situation
In 1991, HELCO began planning to meet increased electric generation demand forecasted for 1994. HELCO's plans were to install at its Keahole power plant two 20 MW combustion turbines (CT-4 and CT-5), followed by an 18 MW heat steam recovery generator (ST-7), at which time these units would be converted to a 56 MW (net) combined-cycle unit. In January 1994, the PUC approved expenditures for CT-4, which HELCO had planned to install in late 1994. The timing of the installation of HELCO's phased units has been revised on several occasions due to delays in obtaining an amendment of a land use permit from the Hawaii Board of Land and Natural Resources (BLNR) and an air permit from the Department of Health of the State of Hawaii (DOH) and the U.S. Environmental Protection Agency
(EPA) for the Keahole power plant site. The delays are also attributable to lawsuits, claims and petitions filed by independent power producers (IPPs) and other parties challenging these permits and objecting to the expansion, alleging among other things that (1) operation of the expanded Keahole site would not comply with land use regulations (including noise standards) and HELCO's land patent; (2) HELCO cannot operate the plant within current air quality standards; and (3) HELCO could alternatively purchase power from IPPs to meet increased electric generation demand.

Land use permit amendment. The Third Circuit Court of the State of Hawaii (the Circuit Court) ruled in 1997 that because the BLNR had failed to render a valid decision on HELCO's application to amend its land use permit before the statutory deadline, HELCO was entitled to use its Keahole site for the expansion project (HELCO's "default entitlement"). Final judgments of the Circuit Court related to this ruling are on appeal to the Hawaii Supreme Court, which in 1998 denied motions to stay the Circuit Court's final judgment pending resolution of the appeal.

   The Circuit Court's final judgment provided that HELCO must comply with the conditions in its application and the standard land use conditions in the administrative rules of the Department of Land and Natural Resources (DLNR) insofar as those conditions were not inconsistent with HELCO's default entitlement. Subsequent to entry of the Circuit Court's final judgment, there have been numerous proceedings before the Circuit Court and the BLNR in which various plaintiffs (a) have sought determinations of what conditions apply to HELCO's default entitlement, (b) have claimed that HELCO has not complied with applicable land use conditions and that its default entitlement should thus be forfeited, (c) have claimed that HELCO will not be able to operate the proposed plant without violating applicable land use conditions and provisions of Hawaii's Clean Air Act and Noise Pollution Act and (d) have sought orders enjoining any further construction at the Keahole site.

================================================================================
Hawaiian Electric Company, Inc. and Subsidiaries

     Although there has not been a final resolution of these claims, to date there have been three rulings on these claims which may adversely affect HELCO's ability to construct and operate CT-4 and CT-5. First, based on a change by the DOH in its interpretation of the noise rules it promulgated under the Hawaii Noise Pollution Act, the Circuit Court has ruled that a 55dBA daytime and 45dBA nighttime noise standard, rather than the previously applied 70dBA noise standard, applies to HELCO's plant, but has left enforcement of the ruling to the DOH. The DOH has not taken any formal enforcement action. If and when the DOH actually enforces the stricter standards, HELCO may assert that the noise regulations are unconstitutional as applied. Meanwhile, HELCO has installed noise mitigation measures on the existing diesel units at Keahole, has obtained approval to install an additional silencer on CT-2 and is exploring possible noise mitigation measures, which can be implemented if necessary, for CT-4 and CT-5. Second, in September 2000, the Circuit Court ruled that, absent a legal or equitable extension properly authorized by the BLNR, the three-year construction period in the DLNR's standard land use conditions expired in April 1999. In October 2000, HELCO filed a request for extension of the construction deadline and in January 2001, the BLNR sent the request to a contested case hearing. Third, in December 2000, the Circuit Court granted a motion to stay further construction until extension of the construction deadline is obtained from the BLNR, at which time the Court would consider lifting the stay.

Air permit. In 1997, the EPA approved a draft permit and the DOH issued a final air permit for the Keahole expansion project. Nine appeals of the issuance of the permit were filed with the EPA's Environmental Appeals Board (EAB). In November 1998, the EAB denied several of the appeals, but directed the DOH to reopen the permit for the limited purpose of (1) providing an updated air quality impact report on sulfur dioxide and particulate matter ambient concentrations and (2) either providing a sufficient explanation of why certain data used to support the permit are reasonably representative or performing a new air quality analysis based on data shown to be representative. Upon remand, the EPA and DOH required additional data collection, which was satisfactorily completed in April 2000. A draft permit has been prepared by the DOH and the DOH has scheduled a public hearing in March 2001. HELCO continues to work with the DOH and EPA with the objective of having the final air permit reissued in mid-2001 and of reaching a final resolution of any appeals to the EAB as expeditiously as possible thereafter.

IPP Complaints. Three IPPs--Kawaihae Cogeneration Partners (KCP), Enserch Development Corporation (Enserch) and Hilo Coast Power Company (HCPC)--filed separate complaints with the PUC in 1993, 1994 and 1999, respectively, alleging that they are each entitled to a power purchase agreement (PPA) to provide HELCO with additional capacity. KCP and Enserch each claimed they would be a substitute for HELCO's planned expansion of Keahole.

     In 1994 and 1995, the PUC allowed HELCO to pursue construction of and commit expenditures for CT-5 and ST-7, but noted that such costs are not to be included in rate base until the project is installed and being used for utility purposes. The PUC also ordered HELCO to continue negotiating with the IPPs and held that the facility to be built should be the one that can be most expeditiously put into service at "allowable cost."

     The Enserch and HCPC complaints have been resolved. An Enserch affiliate (which was subsequently sold) has a PUC-approved PPA with HELCO for a 60 MW
(net) facility, which was placed in service in 2000. The PUC also approved a restated and amended PPA between HELCO and HCPC which requires that HCPC continue to provide HELCO with 22 MW of firm capacity from 2000 to 2004. HELCO may terminate the PPA as of the end of 2002, 2003 or 2004 by giving HCPC advance written notice and paying an early termination amount of $0.5 million for each of the remaining years in the five-year term. Both PPAs were necessary to ensure reliable service to customers on the island of Hawaii and, in the opinion of management, do not supplant the need for CT-4 and CT-5.

================================================================================
Hawaiian Electric Company, Inc. and Subsidiaries


     In October 1999, the Circuit Court ruled that the lease for KCP's proposed plant site was invalid. Based on this ruling and for other reasons, management believes that KCP's pending proposal is not viable and, therefore, will not impact the need for CT-4 and CT-5.

Management's evaluation; costs incurred. Management believes that the issues surrounding the amendment to the land use permit and applicable land use conditions, the air permit, the IPP complaints and related matters will be satisfactorily resolved and will not prevent HELCO from ultimately constructing CT-4 and CT-5. Management currently expects that the BLNR, after holding a contested case hearing, will extend the construction period for the plant expansion and that installation of CT-4 and CT-5 will begin when the effective air permit is obtained (that is after resolution of any EAB appeals), with an expedited in-service date in the second half of 2002. There can be no assurances, however, that these results will be achieved or that this time frame will be met.

     The recovery of costs relating to CT-4 and CT-5 are subject to the rate-making process governed by the PUC. Management believes no adjustment to costs incurred to put CT-4 and CT-5 into service is required as of December 31, 2000. If it becomes probable that CT-4 and/or CT-5 will not be installed, however, HELCO may be required to write-off a material portion of the costs incurred in its efforts to put these units into service. As of December 31, 2000, HELCO's costs incurred in its efforts to put CT-4 and CT-5 into service and to support existing units amounted to approximately $81.2 million, including $32.3 million for equipment and material purchases, $27.3 million for planning, engineering, permitting, site development and other costs and $21.6 million for AFUDC. As of December 31, 2000, approximately $22.4 million of the $81.2 million were transferred from construction in progress to plant-in-service as such costs represent completed pre-air permit facilities which relate to the existing units in service as well as to CT-4 and CT-5. In early 2001, HELCO received a final decision and order from the PUC which included $7.6 million of the $22.4 million of pre-air permit facilities in rate base. The remaining $14.8 million of costs (determined by the PUC to be not yet used or useful for utility purposes) will be transferred back to construction in progress in the first quarter of 2001.

     Although management believes it has acted prudently with respect to the Keahole project, effective December 1, 1998, HELCO decided to discontinue the accrual of AFUDC on CT-4 and CT-5 (which would have been approximately $0.5 million after tax per month) due in part to the delays to date and potential further delays. HELCO has also deferred plans for ST-7 to 2005. No costs for ST-7 are included in construction in progress.

Competition proceeding
On December 30, 1996, the PUC instituted a proceeding to identify and examine the issues surrounding electric competition and to determine the impact of competition on the electric utility infrastructure in Hawaii. After a collaborative process involving the 19 parties to the proceeding, final statements of position were prepared by several of the parties and submitted to the PUC in October 1998. HECO's position is that retail competition is not feasible in Hawaii, but that some of the benefits of competition can be achieved through competitive bidding for new generation, performance-based rate-making
(PBR) and innovative pricing provisions. The other parties to the proceeding advanced numerous other proposals in their statements of position. The PUC submitted a status report on its investigation to the legislature. In the report, the PUC stated that competitive bidding for new power supplies (i.e., wholesale generation competition) is a logical first step to encourage competition in the state's electric industry and that it plans to proceed with an examination of the feasibility of competitive bidding. The PUC also plans to review specific policies to encourage renewable energy resources in the power generation mix. The report states that "further steps" by the PUC "will involve the development of specific policies to encourage wholesale competition and the

================================================================================
Hawaiian Electric Company, Inc. and Subsidiaries

continuing examination of other areas suitable for the development of competition." HECO cannot predict what the ultimate outcome of the proceeding will be or which (if any) of the proposals advanced in the proceeding will be implemented. In addition, some of the parties may seek state legislative action on their proposals.

     In May 1999, the PUC approved HECO's standard form contract for customer retention that allows HECO to provide a rate option for customers who would otherwise reduce their energy use from HECO's system by using energy from a nonutility generator. The standard form contract provides a 2.77% and 11.27% discount on base energy rates for "Large Power" and "General Service Demand" customers, respectively. In March 2000, the PUC approved a similar standard form contract for HELCO which provides a 10% discount on base energy rates for "Large Power" and "General Service Demand" customers.

     In December 1999, HECO, HELCO and MECO filed an application with the PUC seeking permission to implement PBR in future rate cases. The proposed PBR would have allowed adjustments in the electric utilities' rates (for up to five years after a rate case) based on an index-based price cap, an earnings sharing mechanism and a service quality mechanism. In early 2001, the PUC dismissed the electric utilities' PBR proposal without prejudice, indicating it declines at this time to change its current cost of service/rate of return methodology for determining electric utility rates.

Environmental regulation
In early 1995, the DOH initially advised HECO and others that it was conducting an investigation to determine the nature and extent of actual or potential releases of hazardous substances, oil, pollutants or contaminants at or near Honolulu Harbor. The DOH issued letters in December 1995, indicating that it had identified a number of parties, including HECO, who appear to be potentially responsible for the contamination and/or operate their facilities upon contaminated land. The DOH met with these identified parties in January 1996 and certain of the identified parties (including HECO, Chevron Products Company, the State of Hawaii Department of Transportation Harbors Division and others) formed a Honolulu Harbor Work Group. Effective January 30, 1998, the Work Group and the DOH entered into a voluntary agreement and scope of work to determine the nature and extent of any contamination, the responsible parties and appropriate remedial actions.

     In 1999, the Work Group submitted reports to the DOH presenting environmental conditions and recommendations for additional data gathering to allow for an assessment of the need for risk-based corrective action. The Work Group also engaged a consultant who identified 27 additional potentially responsible parties (PRPs). Texaco Group, Inc. and Philips Petroleum have joined the Work Group. In response to the DOH's request for technical assistance, the EPA became involved with the harbor investigation in June 2000. In August 2000, the Work Group, the DOH, the EPA and the U.S. Coast Guard met to discuss the Conceptual Site Model, how to proceed and other matters.

     Remediation work is the next phase. Consequently, the DOH issued notices to over 20 other PRPs regarding the on going investigation in the Honolulu Harbor area. It is expected that a new voluntary agreement and joint defense agreement will be signed by the parties in the Work Group and some of the new PRPs.

     Because the process for determining appropriate remedial and cleanup action, if any, is at an early stage, management cannot predict at this time the costs of further site analysis or future remediation and cleanup requirements, nor can it estimate when such costs would be incurred. Certain of the costs incurred may be claimed and covered under insurance policies, but such coverage is not determinable at this time. The Work Group is working on determining a fair method of cost allocation within the group to fund future remediation work that may be required by the DOH or EPA.

================================================================================
Hawaiian Electric Company, Inc. and Subsidiaries

12.  Regulatory restrictions on distributions to parent
--------------------------------------------------------------------------------

At December 31, 2000, net assets (assets less liabilities and preferred stock) of approximately $432 million were not available for transfer to HEI in the form of dividends, loans or advances without regulatory approval.


13.  Related-party transactions
--------------------------------------------------------------------------------

HEI charged HECO and its subsidiaries $1,805,000, $1,793,000 and $1,852,000 for general management and administrative services in 2000, 1999 and 1998, respectively. The amounts charged by HEI to its subsidiaries are allocated primarily on the basis of actual labor hours expended in providing such services.

     HEI also charged HECO $2,508,000, $3,016,000 and $2,236,000 for data processing services in 2000, 1999 and 1998, respectively.

     HECO's borrowings from HEI fluctuate during the year, and totaled $8,764,000 and nil at December 31, 2000 and 1999, respectively. The interest charged on short-term borrowings from HEI is computed based on HECO's short-term borrowing interest rate. Interest charged by HEI to HECO totaled $135,000, $89,000 and $67,000 in 2000, 1999 and 1998, respectively.


14.  Significant group concentrations of credit risk
--------------------------------------------------------------------------------

HECO and its utility subsidiaries are regulated operating electric public utilities engaged in the generation, purchase, transmission, distribution and sale of electricity on the islands of Oahu, Hawaii, Maui, Lanai and Molokai in the State of Hawaii. HECO and its subsidiaries provide the only electric public utility service on the islands they serve. HECO and its subsidiaries grant credit to customers, all of whom reside or conduct business in the State of Hawaii.


15.  Fair value of financial instruments
--------------------------------------------------------------------------------

The Company used the following methods and assumptions to estimate the fair value of each applicable class of financial instruments for which it is practicable to estimate that value:

Cash and equivalents and short-term borrowings
The carrying amount approximates fair value because of the short maturity of these instruments.

Long-term debt
Fair value was estimated based on quoted market prices for the same or similar issues of debt.

HECO-obligated mandatorily redeemable trust preferred securities of subsidiary trusts holding solely HECO and HECO-guaranteed debentures
Fair value was based on quoted market prices.

================================================================================
Hawaiian Electric Company, Inc. and Subsidiaries

     The estimated fair values of the financial instruments held or issued by the Company were as follows:

December 31                                              2000                1999
---------------------------------------------------------------------------------------------------
                                                                 Estimated                Estimated
                                                     Carrying      fair       Carrying      fair
                                                      amount       value       amount       value
---------------------------------------------------------------------------------------------------
(in thousands)
Financial assets:
 Cash and equivalents..................              $   1,534   $   1,534    $   1,966   $   1,966

Financial liabilities:
 Short-term borrowings from
  nonaffiliates and affiliate..........                113,162     113,162      107,013     107,013
 Long-term debt, net...................                667,731     687,426      646,029     626,365

HECO-obligated mandatorily redeemable
 trust preferred securities of
 subsidiary trusts holding solely
 HECO and HECO-guaranteed
 debentures............................                100,000      92,500      100,000      80,750

===================================================================================================

Limitations
The Company makes fair value estimates at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result if the Company were to sell its entire holding of a particular financial instrument at one time. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are provided for certain financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses could have a significant effect on fair value estimates and have not been considered.

================================================================================
Hawaiian Electric Company, Inc. and Subsidiaries

16.  Consolidating financial information
--------------------------------------------------------------------------------

Consolidating balance sheet

                                                                                               December 31, 2000
                                                 -----------------------------------------------------------------------------------
                                                                                                         Reclassi-
                                                                                                         fications
                                                                                      HECO      HECO       and
                                                                                     Capital  Capital    Elimina-           HECO
(in thousands)                                        HECO       HELCO       MECO    Trust I  Trust II    tions         Consolidated
------------------------------------------------------------------------------------------------------------------------------------
Assets
Utility plant, at cost
   Land.........................................  $   24,999  $   2,470  $   3,568  $     -   $      -   $       -      $    31,037
   Plant and equipment..........................   1,865,486    556,094    552,573        -          -           -        2,974,153
   Less accumulated depreciation................    (751,894)  (222,476)  (195,814)       -          -           -       (1,170,184)
   Plant acquisition adjustment, net............           -          -        406        -          -           -              406
   Construction in progress.....................      82,105     64,552     10,526        -          -           -          157,183
                                                  ----------  ---------  ---------  -------   --------   ---------      -----------
      Net utility plant.........................   1,220,696    400,640    371,259        -          -           -        1,992,595
                                                  ----------  ---------  ---------  -------   --------   ---------      -----------
Investment in wholly owned subsidiaries,
   at equity....................................     333,809          -          -        -          -    (333,809) [2]           -
                                                  ----------  ---------  ---------  -------   --------   ---------      -----------
Current assets
   Cash and equivalents.........................       1,398          4        132        -          -           -            1,534
   Advances to affiliates.......................      21,800          -          -   51,546     51,546    (124,892) [1]           -
   Customer accounts receivable, net............      60,484     15,022     13,040        -          -           -           88,546
   Accrued unbilled revenues, net...............      44,448     10,144      9,428        -          -           -           64,020
   Other accounts receivable, net...............       4,311        920        231        -          -         (36) [1]       5,426
   Fuel oil stock, at average cost..............      24,176      3,439      9,509        -          -           -           37,124
   Materials & supplies, at average cost........       6,958      2,365      7,464        -          -           -           16,787
   Prepayments and other........................       3,130      1,251        316        -          -           -            4,697
                                                  ----------  ---------  ---------  -------   --------   ---------      -----------
      Total current assets......................     166,705     33,145     40,120   51,546     51,546    (124,928)         218,134
                                                  ----------  ---------  ---------  -------   --------   ---------      -----------
Other assets
   Regulatory assets............................      77,717     19,838     19,068        -          -           -          116,623
   Unamortized debt expense.....................       8,350      2,345      2,760        -          -           -           13,455
   Long-term receivable and other...............      19,393      3,478      4,844        -          -           -           27,715
                                                  ----------  ---------  ---------  -------   --------   ---------      -----------
      Total other assets........................     105,460     25,661     26,672        -          -           -          157,793
                                                  ----------  ---------  ---------  -------   --------   ---------      -----------
                                                  $1,826,670  $ 459,446  $ 438,051  $51,546   $ 51,546   $(458,737)     $ 2,368,522
                                                  ==========  =========  =========  =======   ========   =========      ===========
Capitalization and liabilities
Capitalization
   Common stock equity..........................  $  825,012  $ 162,901  $ 167,816  $ 1,546   $  1,546   $(333,809) [2] $   825,012
   Cumulative preferred stock-not
      subject to mandatory redemption...........      22,293      7,000      5,000        -          -           -           34,293
   HECO-obligated mandatorily redeemable
      trust preferred securities of
      subsidiary trusts holding solely
      HECO & HECO-guaranteed debentures.........           -          -          -   50,000     50,000           -          100,000
   Long-term debt, net..........................     453,310    145,931    171,582        -          -    (103,092) [1]     667,731
                                                  ----------  ---------  ---------  -------   --------   ---------      -----------
       Total capitalization.....................   1,300,615    315,832    344,398   51,546     51,546    (436,901)       1,627,036
                                                  ----------  ---------  ---------  -------   --------   ---------      -----------
Current liabilities
   Short-term borrowings-nonaffiliates..........     104,398          -          -        -          -           -          104,398
   Short-term borrowings-affiliate..............       8,764     20,300      1,500        -          -     (21,800) [1]       8,764
   Accounts payable.............................      51,249     10,146     10,303        -          -           -           71,698
   Interest and preferred
      dividends payable.........................       6,779      1,790      2,045        -          -        (131) [1]      10,483
   Taxes accrued................................      46,094     15,572     16,520        -          -           -           78,186
   Other........................................       6,343        534      3,587        -          -          95  [1]      10,559
                                                  ----------  ---------  ---------  -------   --------   ---------      -----------
      Total current liabilities.................     223,627     48,342     33,955        -          -     (21,836)         284,088
                                                  ----------  ---------  ---------  -------   --------   ---------      -----------
Deferred credits and other liabilities
   Deferred income taxes........................     116,642     10,535      9,889        -          -           -          137,066
   Unamortized tax credits......................      28,179      8,975     10,449        -          -           -           47,603
   Other........................................      22,284     23,821     15,106        -          -           -           61,211
                                                  ----------  ---------  ---------  -------   --------   ---------      -----------
       Total deferred credits and
         other liabilities......................     167,105     43,331     35,444        -          -           -          245,880
                                                  ----------  ---------  ---------  -------   --------   ---------      -----------
Contributions in aid of construction............     135,323     51,941     24,254        -          -           -          211,518
                                                  ----------  ---------  ---------  -------   --------   ---------      -----------
                                                  $1,826,670  $ 459,446  $ 438,051  $51,546   $ 51,546   $(458,737)     $ 2,368,522
                                                  ==========  =========  =========  =======   ========   =========      ===========

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Consolidating balance sheet

                                                                                  December 31, 1999
                                                 -----------------------------------------------------------------------------------
                                                                                                      Reclassi-
                                                                                                      fications
                                                                                    HECO     HECO        and
                                                                                  Capital   Capital   Elimina-         HECO
(in thousands)                                   HECO        HELCO      MECO      Trust I   Trust II   tions       Consolidated
------------------------------------------------------------------------------------------------------------------------------------
Assets
Utility plant, at cost
   Land...................................    $   25,107   $   2,277  $   3,568  $        -  $      -  $       -      $    30,952
   Plant and equipment....................     1,798,264     539,311    513,551           -         -          -        2,851,126
   Less accumulated depreciation..........      (696,045)   (204,578)  (175,750)          -         -          -       (1,076,373)
   Plant acquisition adjustment, net......             -           -        458           -         -          -              458
   Construction in progress...............        69,947      60,916     21,118           -         -          -          151,981
                                              ----------   ---------  ---------  ----------  --------  ---------      -----------
      Net utility plant...................     1,197,273     397,926    362,945           -         -          -        1,958,144
                                              ----------   ---------  ---------  ----------  --------  ---------      -----------
Investment in wholly owned subsidiaries,
   at equity..............................       326,646           -          -           -         -   (326,646) [2]           -
                                              ----------   ---------  ---------  ----------  --------  ---------      -----------
Current assets
   Cash and equivalents...................         1,039         198        729           -         -          -            1,966
   Advances to affiliates.................        26,200           -      8,400      51,546    51,546   (137,692) [1]           -
   Customer accounts receivable, net......        46,744      12,155      9,869           -         -          -           68,768
   Accrued unbilled revenues, net.........        37,454       8,924      7,452           -         -          -           53,830
   Other accounts receivable, net.........           186         920        274           -         -        792  [1]       2,172
   Fuel oil stock, at average cost........        24,438       3,610      6,906           -         -          -           34,954
   Materials & supplies, at average cost..         9,096       3,195      7,755           -         -          -           20,046
   Prepayments and other..................         3,076       1,258        315           -         -          -            4,649
                                              ----------   ---------  ---------  ----------  --------  ---------      -----------
      Total current assets................       148,233      30,260     41,700      51,546    51,546   (136,900)         186,385
                                              ----------   ---------  ---------  ----------  --------  ---------      -----------
Other assets
   Regulatory assets......................        77,264      20,233     17,262           -         -          -          114,759
   Unamortized debt expense...............         7,961       2,421      2,842           -         -          -           13,224
   Long-term receivable and other.........        20,994       4,972      4,331           -         -          -           30,297
                                              ----------   ---------  ---------  ----------  --------  ---------      -----------
      Total other assets..................       106,219      27,626     24,435           -         -          -          158,280
                                              ----------   ---------  ---------  ----------  --------  ---------      -----------
                                              $1,778,371   $ 455,812  $ 429,080  $   51,546  $ 51,546  $(463,546)     $ 2,302,809
                                              ==========   =========  =========  ==========  ========  =========      ===========

Capitalization and liabilities
Capitalization
   Common stock equity...................     $  806,103   $ 159,719  $ 163,835  $    1,546  $  1,546  $(326,646)[2]  $   806,103
   Cumulative preferred stock-not
      subject to mandatory redemption....         22,293       7,000      5,000           -         -          -           34,293
   HECO-obligated mandatorily redeemable
      trust preferred securities of sub-
      sidiary trusts holding solely
      HECO & HECO-guaranteed debentures..              -           -          -      50,000    50,000          -          100,000
   Long-term debt, net...................        432,112     145,810    171,200           -         -   (103,093) [1]     646,029
                                              ----------   ---------  ---------  ----------  --------  ---------      -----------
      Total capitalization...............      1,260,508     312,529    340,035      51,546    51,546   (429,739)       1,586,425
                                              ----------   ---------  ---------  ----------  --------  ---------      -----------
Current liabilities
   Short-term borrowings-nonaffiliates...        107,013           -          -           -         -          -          107,013
   Short-term borrowings-affiliate.......          8,400      26,200          -           -         -    (34,600) [1]           -
   Accounts payable......................         36,658       6,977      8,481           -         -          -           52,116
   Interest and preferred
      dividends payable..................          4,922       1,486      1,910           -         -       (158) [1]       8,160
   Taxes accrued.........................         37,876      13,205     15,454           -         -          -           66,535
   Other.................................         21,721       4,362      4,451           -         -        951  [1]      31,485
                                              ----------   ---------  ---------  ----------  --------  ---------      -----------
      Total current liabilities..........        216,590      52,230     30,296           -         -    (33,807)         265,309
                                              ----------   ---------  ---------  ----------  --------   --------      -----------
Deferred credits and other liabilities
   Deferred income taxes.................        111,345      10,413      9,347           -         -          -          131,105
   Unamortized tax credits...............         28,270       9,238     10,698           -         -          -           48,206
   Other.................................         29,015      21,712     14,735           -         -          -           65,462
                                              ----------   ---------  ---------  ----------  --------  ---------      -----------
      Total deferred credits and
         other liabilities...............        168,630      41,363     34,780           -         -          -          244,773
                                              ----------   ---------  ---------  ----------  --------  ---------      -----------
Contributions in aid of construction.....        132,643      49,690     23,969           -         -          -          206,302
                                              ----------   ---------  ---------  ----------  --------  ---------      -----------
                                              $1,778,371   $ 455,812  $ 429,080  $   51,546  $ 51,546  $(463,546)     $ 2,302,809
                                              ==========   =========  =========  ==========  ========  =========      ===========

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Consolidating statement of income

                                                                                 Year ended December 31, 2000
                                                 -----------------------------------------------------------------------------------
                                                                                                          Reclassi-
                                                                                                          fications
                                                                                       HECO      HECO        and
                                                                                      Capital   Capital    Elimina-       HECO
(in thousands)                                       HECO       HELCO         MECO    Trust I   Trust II    tions     Consolidated
----------------------------------------------------------------------------------------------------------------------------------
Operating revenues............................   $  883,414   $  192,918   $  194,303 $      -   $     -   $       -    $1,270,635
                                                 ----------   ----------   ---------- --------   --------  ---------    ----------
Operating expenses
Fuel oil......................................      236,298       49,439       77,168        -          -          -       362,905
Purchased power...............................      262,764       41,668        6,775        -          -          -       311,207
Other operation...............................       82,743       20,335       20,701        -          -          -       123,779
Maintenance...................................       43,504        9,328       13,237        -          -          -        66,069
Depreciation..................................       59,608       19,341       19,568        -          -          -        98,517
Taxes, other than income taxes................       83,169       18,222       18,393        -          -          -       119,784
Income taxes..................................       34,256        9,480       11,477        -          -          -        55,213
                                                 ----------   ----------   ---------- --------   --------  ---------    ----------
                                                    802,342      167,813      167,319        -          -          -     1,137,474
                                                 ----------   ----------   ---------- --------   --------  ---------    ----------
Operating income..............................       81,072       25,105       26,984        -          -          -       133,161
                                                 ----------   ----------   ---------- --------   --------  ---------    ----------
Other income
Allowance for equity funds used
   during construction........................        4,245          232          903        -          -          -         5,380
Equity in earnings of subsidiaries............       32,985            -            -        -          -    (32,985)[2]         -
Other, net....................................        4,810          736          958    4,149      3,763     (9,861)[1]     4,555
                                                 ----------   ----------   ---------- --------   --------  ---------    ----------
                                                     42,040          968        1,861    4,149      3,763    (42,846)        9,935
                                                 ----------   ----------   ---------- --------   --------  ---------    ----------
Income before interest and
   other charges..............................      123,112       26,073       28,845    4,149      3,763    (42,846)      143,096
                                                 ----------   ----------   ---------- --------   --------  ---------    ----------
Interest and other charges
Interest on long-term debt....................       23,369        7,621        9,144        -          -          -        40,134
Amortization of net bond premium
   and expense................................        1,262          315          361        -          -          -         1,938
Other interest charges........................       12,459        3,007        1,385        -          -     (9,861)[1]     6,990
Allowance for borrowed funds used
   during construction........................       (2,344)        (139)        (439)       -          -          -        (2,922)
Preferred stock dividends of subsidiaries                 -            -            -        -          -        915 [3]       915
Preferred securities distributions
   of trust subsidiaries......................            -            -            -        -          -      7,675 [3]     7,675
                                                 ----------   ----------   ---------- --------   --------  ---------    ----------
                                                     34,746       10,804       10,451        -          -     (1,271)       54,730
                                                 ----------   ----------   ---------- --------   --------  ---------    ----------
Income before preferred stock
   dividends of HECO..........................       88,366       15,269       18,394    4,149      3,763    (41,575)       88,366
Preferred stock dividends of HECO.............        1,080          534          381    4,025      3,650     (8,590)[3]     1,080
                                                 ----------   ----------   ---------- --------   --------  ---------    ----------
Net income for common stock...................   $   87,286   $   14,735   $   18,013 $    124   $    113  $ (32,985)   $   87,286
                                                 ==========   ==========   ========== ========   ========  =========    ==========

Consolidating statement of retained earnings

                                                                             Year ended December 31, 2000
                                                ------------------------------------------------------------------------------------
                                                                                                         Reclassi-
                                                                                                         fications
                                                                              HECO         HECO             and
                                                                             Capital      Capital        Elimina-          HECO
(in thousands)                                   HECO    HELCO    MECO       Trust I      Trust II        tions       Consolidated
------------------------------------------------------------------------------------------------------------------------------------
Retained earnings, beginning of period..... $ 425,206   $ 59,806  $69,633    $     -     $      -     $(129,439) [2]     $425,206
Net income for common stock................    87,286     14,735   18,013        124          113       (32,985) [2]       87,286
Common stock dividends.....................   (68,522)   (11,579) (14,060)      (124)        (113)       25,876  [2]      (68,522)
                                            ---------   --------  -------    -------     --------     ---------          --------
Retained earnings, end of period........... $ 443,970   $ 62,962  $73,586    $     -     $      -     $(136,548)         $443,970
                                            =========   ========  =======    =======     ========     =========          ========

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Consolidating statement of income

                                                                                       Year ended December 31, 1999
                                                 -----------------------------------------------------------------------------------
                                                                                                      Reclassi-
                                                                                                      fications
                                                                                 HECO      HECO          and
                                                                                Capital  Capital      Elimina-              HECO
(in thousands)                                       HECO      HELCO    MECO    Trust I  Trust II       tions           Consolidated
------------------------------------------------------------------------------------------------------------------------------------

Operating revenues...............................  $732,410  $159,681 $158,232   $   -   $  -         $       -          $1,050,323
                                                  ---------  -------- --------   ------  ------       ---------          ----------
Operating expenses
Fuel oil.........................................   137,058    32,378   47,257        -       -               -             216,693
Purchased power..................................   240,108    30,244    5,339        -       -               -             275,691
Other operation..................................    90,028    24,596   21,679        -       -               -             136,303
Maintenance......................................    32,590     9,639   15,196        -       -               -              57,425
Depreciation.....................................    56,338    17,906   19,057        -       -               -              93,301
Taxes, other than income taxes...................    69,727    14,974   15,087        -       -               -              99,788
Income taxes.....................................    30,861     7,671    9,749        -       -               -              48,281
                                                  ---------  -------- --------   ------  ------       ---------          ----------
                                                    656,710   137,408  133,364        -       -               -             927,482
                                                  ---------  -------- --------   ------  ------       ---------          ----------
Operating income.................................    75,700    22,273   24,868        -       -               -             122,841
                                                  ---------  -------- --------   ------  ------       ---------          ----------
Other income
Allowance for equity funds used
   during construction...........................     3,191       328      709        -       -               -               4,228
Equity in earnings of subsidiaries...............    27,336         -        -        -       -         (27,336)[2]               -
Other, net.......................................     3,703       962      811    4,149   3,753          (9,552)[1]           3,826
                                                  ---------  -------- --------   ------  ------       ---------          ----------
                                                     34,230     1,290    1,520    4,149   3,753         (36,888)              8,054
                                                  ---------  -------- --------   ------  ------       ---------          ----------
Income before interest and
   other charges.................................   109,930    23,563   26,388    4,149   3,753         (36,888)            130,895
                                                  ---------  -------- --------   ------  ------       ---------          ----------
Interest and other charges
Interest on long-term debt.......................    22,637     8,168    9,328        -       -               -              40,133
Amortization of net bond premium
   and expense...................................     1,068       229      337        -       -               -               1,634
Other interest charges...........................    11,850     2,943    1,453        -       -          (9,552)[1]           6,694
Allowance for borrowed funds used
   during construction...........................    (2,025)     (204)    (347)       -       -               -              (2,576)
Preferred stock dividends of
   subsidiaries..................................         -         -        -        -       -             945 [3]             945
Preferred securities distributions
   of trust subsidiaries.........................         -         -        -        -       -           7,665 [3]           7,665
                                                  ---------  -------- --------   ------  ------       ---------          ----------
                                                     33,530    11,136   10,771        -       -            (942)             54,495
                                                  ---------  -------- --------   ------  ------       ---------          ----------
Income before preferred stock
   dividends of HECO.............................    76,400    12,427   15,617    4,149   3,753         (35,946)             76,400
Preferred stock dividends of HECO................     1,178       534      411    4,025   3,640          (8,610)[3]           1,178
                                                   --------  -------- --------   ------  ------       ---------          ----------
Net income for common stock......................  $ 75,222  $ 11,893 $ 15,206   $  124  $  113       $ (27,336)         $   75,222
                                                   ========  ======== ========   ======  ======       =========          ==========


Consolidating statement of retained earnings

                                                                                       Year ended December 31, 1999
                                                 ----------------------------------------------------------------------------------
                                                                                                     Reclassi-
                                                                                                     fications
                                                                                  HECO     HECO         and
                                                                                Capital   Capital     Elimina-              HECO
(in thousands)                                       HECO     HELCO    MECO     Trust I  Trust II       tions           Consolidated
-----------------------------------------------------------------------------------------------------------------------------------
Retained earnings, beginning of period...........  $405,836  $ 57,210 $ 62,992   $    -  $    -       $(120,202)[2]      $  405,836
Net income for common stock......................    75,222    11,893   15,206      124     113         (27,336)[2]          75,222
Common stock dividends...........................   (55,852)   (9,297)  (8,565)    (124)   (113)         18,099 [2]         (55,852)
                                                   --------  -------- --------   ------  ------       ---------          ----------
Retained earnings, end of period.................  $425,206  $ 59,806 $ 69,633   $    -  $    -       $(129,439)         $  425,206
                                                   ========  ======== ========   ======  =========    =========          ==========

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Consolidating statement of income

                                                                                       Year ended December 31, 1998
                                                 -----------------------------------------------------------------------------------
                                                                                                      Reclassi-
                                                                                                      fications
                                                                                   HECO      HECO        and
                                                                                  Capital   Capital    Elimina-           HECO
(in thousands)                                       HECO      HELCO     MECO     Trust I   Trust II    tions          Consolidated
-----------------------------------------------------------------------------------------------------------------------------------

Operating revenues...............................  $716,841  $154,135  $137,923   $    -   $     -    $       -          $1,008,899
                                                   --------  --------  --------    ------  -------    ----------         ----------
Operating expenses
Fuel oil.........................................   126,727    27,482    41,731         -        -             -            195,940
Purchased power..................................   237,799    31,417     5,234         -        -             -            274,450
Other operation..................................    93,611    24,472    24,909         -        -             -            142,992
Maintenance......................................    26,308     8,230     8,645         -        -             -             43,183
Depreciation.....................................    52,814    16,903    15,938         -        -             -             85,655
Taxes, other than income taxes...................    67,428    15,039    13,341         -        -             -             95,808
Income taxes.....................................    35,103    11,232     8,384         -        -             -             54,719
                                                   --------  --------  --------    ------  -------    ----------         ----------
                                                    639,790   134,775   118,182         -        -             -            892,747
                                                   --------  --------  --------    ------  -------    ----------         ----------
Operating income.................................    77,051    19,360    19,741         -        -             -            116,152
                                                   --------  --------  --------    ------  -------    ----------         ----------
Other income
Allowance for equity funds used
   during construction...........................     4,583     3,531     1,992         -        -             -             10,106
Equity in earnings of subsidiaries...............    28,573         -         -         -        -       (28,573)[2]              -
Other, net.......................................     5,425     2,972       555     4,149      178        (6,553)[1]          6,726
                                                   --------  --------  --------    ------  -------    ----------         ----------
                                                     38,581     6,503     2,547     4,149      178       (35,126)            16,832
                                                   --------  --------  --------    ------  -------    ----------         ----------
Income before interest and
   other charges.................................   115,632    25,863    22,288     4,149      178       (35,126)           132,984
                                                   --------  --------  --------    ------  -------    ----------         ----------
Interest and other charges
Interest on long-term debt.......................    24,013     7,346     9,390         -        -             -             40,749
Amortization of net bond premium
   and expense...................................       958       196       315         -        -             -              1,469
Other interest charges...........................     9,054     2,939       263         -        -        (6,553)[1]          5,703
Allowance for borrowed funds used
   during construction...........................    (2,623)   (2,137)   (1,155)        -        -             -             (5,915)
Preferred stock dividends of
   subsidiaries..................................         -         -         -         -        -         2,551 [3]          2,551
Preferred securities distributions
   of trust subsidiaries.........................         -         -         -         -        -         4,197 [3]          4,197
                                                   --------  --------  --------    ------  -------    ----------         ----------
                                                     31,402     8,344     8,813         -        -           195             48,754
                                                   --------  --------  --------    ------  -------    ----------         ----------
Income before preferred stock
   dividends of HECO.............................    84,230    17,519    13,475     4,149      178       (35,321)            84,230
Preferred stock dividends of HECO................     3,454     1,445     1,106     4,025      172        (6,748)[3]          3,454
                                                   --------  --------  --------    ------  -------    ----------         ----------
Net income for common stock......................  $ 80,776  $ 16,074  $ 12,369   $   124  $     6    $  (28,573)        $   80,776
                                                   ========  ========  ========    ======  =======    ==========         ==========


Consolidating statement of retained earnings

                                                                                        Year ended December 31, 1998
                                                 ----------------------------------------------------------------------------------
                                                                                                       Reclassi-
                                                                                                       fications
                                                                                    HECO      HECO        and
                                                                                   Capital   Capital    Elimina-           HECO
(in thousands)                                       HECO      HELCO      MECO     Trust I  Trust II     tions         Consolidated
-----------------------------------------------------------------------------------------------------------------------------------
Retained earnings, beginning of period...........  $387,582  $ 53,707   $ 61,730   $    -    $    -      $(115,437)[2]   $  387,582
Net income for common stock......................    80,776    16,074     12,369      124         6        (28,573)[2]       80,776
Common stock dividends...........................   (62,522)  (12,571)   (11,107)    (124)       (6)        23,808 [2]      (62,522)
                                                   --------  --------   --------   -------   ------      ---------       ----------
Retained earnings, end of period.................  $405,836  $ 57,210   $ 62,992   $    -    $    -      $(120,202)      $  405,836
                                                   ========  ========   ========   =======   =======     ==========      ==========

================================================================================
Hawaiian Electric COmpany, Inc. and Subsidiaries

Consolidating statement of cash flows

                                                                             Year ended December 31, 2000
                                                 -----------------------------------------------------------------------------------
                                                                                                     Reclassi-
                                                                                                     fications
                                                                                   HECO      HECO      and
                                                                                 Capital   Capital   Elimina-          HECO
(in thousands)                                         HECO     HELCO      MECO  Trust I  Trust II     tions        Consolidated
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
Income before preferred stock
   dividends of HECO.............................  $ 88,366  $ 15,269  $ 18,394  $ 4,149   $ 3,763  $(41,575)  [2]  $  88,366
Adjustments to reconcile income before preferred
 stock dividends of HECO to net cash provided by
 operating activities
   Equity in earnings............................   (32,985)        -         -        -         -    32,985   [2]          -
   Common stock dividends received
      from subsidiaries..........................    25,876         -         -        -         -   (25,876)  [2]          -
   Depreciation of property,
      plant and equipment........................    59,608    19,341    19,568        -         -         -           98,517
   Other amortization............................     4,835     1,335     2,638        -         -         -            8,808
   Deferred income taxes.........................     5,297       122       542        -         -         -            5,961
   Tax credits, net..............................       997       (28)       13        -         -         -              982
   Allowance for equity funds used
      during construction........................    (4,245)     (232)     (903)       -         -         -           (5,380)
   Changes in assets and liabilities
   Increase in accounts receivable...............   (17,865)   (2,867)   (3,128)       -         -       828   [1]    (23,032)
   Increase in accrued unbilled
      revenues...................................    (6,994)   (1,220)   (1,976)       -         -         -          (10,190)
   Decrease (increase) in fuel oil stock.........       262       171    (2,603)       -         -         -           (2,170)
   Decrease in materials and supplies............     2,138       830       291        -         -         -            3,259
   Increase in regulatory assets.................    (2,595)     (696)   (2,457)       -         -         -           (5,748)
   Increase in accounts payable..................    14,591     3,169     1,822        -         -         -           19,582
   Changes in other assets and
      liabilities................................   (17,310)    2,446    (1,492)       -         -     6,847   [2]     (9,509)
                                                   --------  --------  --------  -------   -------  --------        ---------
Net cash provided by operating
   activities....................................   119,976    37,640    30,709    4,149     3,763   (26,791)         169,446
                                                   --------  --------  --------  -------   -------  --------        ---------
Cash flows from investing activities
Capital expenditures.............................   (78,786)  (22,791)  (28,512)       -         -         -         (130,089)
Contributions in aid of construction.............     3,773     3,289     1,422        -         -         -            8,484
Advances to affiliates...........................     4,400         -     8,400        -         -   (12,800)  [1]          -
Payments on notes receivable.....................         -       138         -        -         -         -              138
                                                   --------  --------  --------  -------   -------  --------        ---------
Net cash used in investing activities............   (70,613)  (19,364)  (18,690)       -         -   (12,800)        (121,467)
                                                   --------  --------  --------  -------   -------  --------        ---------
Cash flows from financing activities
Common stock dividends...........................   (68,522)  (11,579)  (14,060)    (124)     (113)   25,876   [2]    (68,522)
Preferred stock dividends........................    (1,080)     (534)     (381)       -         -       915   [2]     (1,080)
Preferred securities distributions
   of trust subsidiaries.........................         -         -         -   (4,025)   (3,650)        -           (7,675)
Proceeds from issuance of long-term debt.........    67,081        91    20,335        -         -         -           87,507
Repayment of long-term debt......................   (46,000)        -   (20,000)       -         -         -          (66,000)
Net decrease in short-term borrowings
   from nonaffiliates and affiliate with
   original maturities of three
   months or less................................    (5,247)   (5,900)    1,500        -         -    12,800   [1]      3,153
Proceeds from other short-term
   borrowings....................................    57,499         -         -        -         -         -           57,499
Repayment of other short-term                                                 -
   borrowings....................................   (55,682)        -                  -         -         -          (55,682)
Other............................................     2,947      (548)      (10)       -         -         -            2,389
                                                   --------  --------  --------  -------   -------  --------        ---------
Net cash used in financing activities............   (49,004)  (18,470)  (12,616)  (4,149)   (3,763)   39,591          (48,411)
                                                   --------  --------  --------  -------   -------  --------        ---------
Net increase (decrease) in
   cash and equivalents..........................       359      (194)     (597)       -         -         -             (432)
Cash and equivalents, beginning
   of period.....................................     1,039       198       729        -        -          -            1,966
                                                   --------  --------  --------  -------   -------  --------        ---------
Cash and equivalents, end of period..............  $  1,398  $      4  $    132  $     -   $    -   $      -        $   1,534
                                                   ========  ========  ========  =======   =======  ========        =========

================================================================================
Hawaiian Electric Company, Inc. and Subsidiaries

Consolidating statement of cash flows

                                                                                        Year ended December 31, 1999
                                                 -----------------------------------------------------------------------------------
                                                                                                       Reclassi-
                                                                                                       fications
                                                                                   HECO     HECO          and
                                                                                 Capital   Capital      Elimina-          HECO
(in thousands)                                       HECO      HELCO     MECO    Trust I  Trust II       tions         Consolidated
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
Income before preferred stock
   dividends of HECO.............................  $ 76,400  $ 12,427  $ 15,617  $ 4,149   $ 3,753     $(35,946) [2]     $  76,400
Adjustments to reconcile income before preferred
 stock dividends of HECO to net cash provided by
 operating activities
   Equity in earnings............................   (27,336)        -         -        -         -       27,336  [2]             -
   Common stock dividends received
      from subsidiaries..........................    18,099         -         -        -         -      (18,099) [2]             -
   Depreciation of property,
      plant and equipment........................    56,338    17,906    19,057        -         -            -             93,301
   Other amortization............................     3,138       735     2,457        -         -            -              6,330
   Deferred income taxes.........................     4,091       370    (1,683)       -         -            -              2,778
   Tax credits, net..............................       509       862       300        -         -            -              1,671
   Allowance for equity funds used
      during construction........................    (3,191)     (328)     (709)       -         -            -             (4,228)
   Changes in assets and liabilities
   Decrease (increase) in accounts
      receivable.................................     3,058       105      (992)       -       178          (37) [2]         2,312
   Increase in accrued unbilled revenues.........    (6,120)   (2,423)   (1,842)       -         -            -            (10,385)
   Increase in fuel oil stock....................   (13,324)   (1,377)   (3,475)       -         -            -            (18,176)
   Increase in materials and supplies............    (2,159)     (439)     (182)       -         -            -             (2,780)
   Decrease (increase) in regulatory
      assets.....................................       379    (1,289)   (2,655)       -         -            -             (3,565)
   Increase (decrease) in accounts
      payable....................................     9,670      (168)    2,606        -         -            -             12,108
   Changes in other assets
      and liabilities............................    (3,449)   (7,171)    5,987        -      (178)       7,702  [2]         2,891
                                                   --------  --------  --------  -------   -------     --------          ---------
Net cash provided by operating
   activities....................................   116,103    19,210    34,486    4,149     3,753      (19,044)           158,657
                                                   --------  --------  --------  -------   -------     --------          ---------
Cash flows from investing activities
Capital expenditures.............................   (63,260)  (20,605)  (24,244)       -         -            -           (108,109)
Contributions in aid of construction.............     5,710     6,387     1,687        -         -            -             13,784
Repayments from affiliates.......................    (1,000)        -    (8,400)       -         -        9,400  [1]             -
Proceeds from sale of assets.....................     1,525         -         -        -         -            -              1,525
Payments on notes receivable.....................         -     1,609         -        -         -            -              1,609
                                                   --------  --------  --------  -------   -------     --------          ---------
Net cash used in investing activities............   (57,025)  (12,609)  (30,957)       -         -        9,400            (91,191)
                                                   --------  --------  --------  -------   -------     --------          ---------
Cash flows from financing activities
Common stock dividends...........................   (55,852)   (9,297)   (8,565)    (124)     (113)      18,099  [2]       (55,852)
Preferred stock dividends........................    (1,178)     (534)     (411)       -         -          945  [2]        (1,178)
Preferred securities distributions
   of trust subsidiaries.........................         -         -         -   (4,025)   (3,640)           -             (7,665)
Proceeds from issuance of long-term debt.........    67,517    27,843     9,896        -         -            -            105,256
Repayment of long-term debt......................   (46,000)  (25,400)  (10,000)       -         -            -            (81,400)
Redemption of preferred stock....................   (28,600)  (10,000)   (8,480)       -         -            -            (47,080)
Net decrease in short-term borrowings
   from nonaffiliates and affiliate with
   original maturities of three months
   or less.......................................   (24,000)    1,000         -        -         -       (9,400) [1]       (32,400)
Other............................................       321       (39)     (246)       -         -            -                 36
                                                   --------  --------  --------  -------   -------     --------          ---------
Net cash used in financing activities............   (87,792)  (16,427)  (17,806)  (4,149)   (3,753)       9,644           (120,283)
                                                   --------  --------  --------  -------   -------     --------          ---------
Net decrease in cash and equivalents.............   (28,714)   (9,826)  (14,277)       -         -            -            (52,817)
Cash and equivalents, beginning of
   period........................................    29,753    10,024    15,006        -         -            -             54,783
                                                   --------  --------  --------  -------   -------     --------          ---------
Cash and equivalents, end of period..............  $  1,039  $    198  $    729  $     -   $     -     $      -          $   1,966
                                                   ========  ========  ========  =======   =======     ========          =========

================================================================================
Hawaiian Electric Company, Inc. and Subsidiaries

Consolidating statement of cash flows

                                                                                Year ended December 31, 1998
                                                ------------------------------------------------------------------------------------

                                                                                                             Reclassi-
                                                                                                             fications
                                                                                        HECO       HECO         and
                                                                                       Capital     Capital   Elimina-     HECO
(in thousands)                                     HECO         HELCO       MECO       Trust I    Trust II    tions    Consolidated
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
Income before preferred stock
   dividends of HECO............................. $   84,230  $  17,519  $  13,475  $  4,149    $    178  $ (35,321) [2]  $  84,230
Adjustments to reconcile income before preferred
 stock dividends of HECO to net cash provided by
 operating activities
   Equity in earnings............................    (28,573)         -          -         -           -     28,573  [2]          -
   Common stock dividends received
      from subsidiaries..........................     23,808          -          -         -           -    (23,808) [2]          -
   Depreciation of property,
      plant and equipment........................     52,814     16,903     15,938         -           -          -          85,655
   Other amortization............................      3,882      1,165      2,782         -           -          -           7,829
   Deferred income taxes.........................      2,378        808       (242)        -           -          -           2,944
   Tax credits, net..............................      1,170        260       (344)        -           -          -           1,086
   Allowance for equity funds used
      during construction........................     (4,583)    (3,531)    (1,992)        -           -          -         (10,106)
   Changes in assets and liabilities
   Decrease (increase) in accounts
      receivable.................................       (627)       598        882         -        (178)      (354) [2]        321
   Increase in accrued unbilled revenues.........        890      1,098        547         -           -          -           2,535
   Increase in fuel oil stock....................      7,094        176      1,010         -           -          -           8,280
   Increase in materials and supplies............      1,185        110        414         -           -          -           1,709
   Decrease (increase) in regulatory
      assets.....................................     (1,338)       503     (3,612)        -           -          -          (4,447)
   Increase in accounts payable..................     (7,079)    (1,462)    (1,256)        -           -          -          (9,797)
   Changes in other assets and
      liabilities................................    (19,134)      (509)     2,433         -         178      4,551  [2]    (12,481)
                                                  ----------  ---------  ---------  --------    --------  ---------       ---------
Net cash provided by operating
   activities....................................    116,117     33,638     30,035     4,149         178    (26,359)        157,758
                                                  ----------  ---------  ---------  --------    --------  ---------       ---------
   Cash flows from investing activities
Capital expenditures.............................    (70,682)   (38,308)   (22,905)        -           -          -        (131,895)
Contributions in aid of construction.............      5,687        793      1,430         -           -          -           7,910
Advances to (repayments from) affiliates.........     42,646     10,000     12,500         -     (51,546)   (13,600) [1]          -
Additional investment in affiliates..............    (16,546)         -          -         -           -     16,546  [2]          -
Payments on notes receivable.....................          -      1,531          -         -           -          -           1,531
                                                  ----------  ---------  ---------  --------    --------  ---------       ---------
Net cash used in investing activities............    (38,895)   (25,984)    (8,975)        -     (51,546)     2,946        (122,454)
                                                  ----------  ---------  ---------  --------    --------  ---------       ---------
Cash flows from financing activities
Common stock dividends...........................    (62,522)   (12,571)   (11,107)     (124)         (6)    23,808  [2]    (62,522)
Preferred stock dividends........................     (3,454)    (1,445)    (1,106)        -           -      2,551  [2]     (3,454)
Proceeds from issuance of HECO-obligated
   mandatorily redeemable trust preferred
   securities of subsidiary trusts...............          -          -          -         -      50,000                     50,000
Preferred securities distributions
   of trust subsidiaries.........................          -          -          -    (4,025)       (172)         -          (4,197)
Proceeds from issuance of common stock...........          -      9,000      6,000         -       1,546    (16,546) [2]          -
Proceeds from issuance of long-term debt.........     50,598     23,398      7,720         -           -          -          81,716
Repayment of long-term debt......................    (72,580)    (7,200)    (7,720)        -           -          -         (87,500)
Redemption of preferred stock....................     (2,400)      (100)      (190)        -           -          -          (2,690)
Net decrease in short-term borrowings
   from nonaffiliates and affiliate with
   original maturities of three months
   or less.......................................     39,316    (11,100)         -         -           -     13,600  [1]     41,816
Proceeds from other short-term
   borrowings....................................      1,999          -          -         -           -          -           1,999
Other............................................      1,565      1,089        (19)        -           -          -           2,635
                                                  ----------  ---------  ---------  --------    --------  ---------       ---------
Net cash provided by (used in) financing             (47,478)     1,071     (6,422)   (4,149)     51,368     23,413          17,803
   activities....................................
                                                  ----------  ---------  ---------  --------    --------  ---------       ---------
Net increase in cash and equivalents.............     29,744      8,725     14,638       -           -            -          53,107
Cash and equivalents, beginning of
   period........................................          9      1,299        368       -           -            -           1,676
                                                  ----------  ---------  ---------  --------   --------  ----------       ---------
Cash and equivalents, end of period..............  $  29,753   $ 10,024   $ 15,006  $    -     $     -    $       -       $  54,783
                                                  ==========  =========  =========  ========   ========  ==========       =========

================================================================================
Hawaiian Electric Company, Inc. and Subsidiaries

   Explanation of reclassifications and eliminations on consolidating schedules

   [1] Eliminations of intercompany receivables and payables and other intercompany transactions.

   [2] Elimination of investment in subsidiaries, carried at equity.

   [3] Reclassification of preferred stock dividends of Hawaii Electric Light
       Company, Inc. and Maui Electric Company, Limited and of preferred securities distributions of HECO Capital Trust I and HECO Capital Trust II for financial statement presentation.

   HECO has not provided separate financial statements and other disclosures concerning HELCO and MECO because management has concluded that such financial statements and other information are not material to holders of the 1997 and 1998 junior deferrable debentures issued by HELCO and MECO to HECO Capital Trust I and HECO Capital Trust II, which debentures have been fully and unconditionally guaranteed by HECO.



17.  Consolidated quarterly financial information (unaudited)
--------------------------------------------------------------------------------
Selected quarterly consolidated financial information for 2000 and 1999 follows:


                                                      Quarters ended                Year ended
                                    ---------------------------------------------
2000                                March 31    June 30      Sept. 30      Dec. 31     Dec. 31
--------------------------------------------------------------------------------------------------
(in thousands)

Operating revenues.................. $ 288,421    $ 306,483   $ 335,263   $ 340,468  $ 1,270,635

Operating income....................    35,878       35,325      35,502      26,456      133,161

Net income for common
  stock.............................    23,725       24,014      25,020      14,527       87,286


                                                Quarters ended                      Year ended
                                     ---------------------------------------------
1999                                 March 31     June 30   Sept. 30        Dec. 31    Dec. 31
--------------------------------------------------------------------------------------------------
(in thousands)
Operating revenues.................. $ 236,625    $ 250,858   $ 275,925   $ 286,915  $ 1,050,323

Operating income....................    29,210       30,924      32,085      30,622      122,841

Net income for common
  stock.............................    17,081       19,224      20,315      18,602       75,222
--------------------------------------------------------------------------------------------------

Note: HEI owns all of HECO's common stock, therefore, per share data is not meaningful.


Directors and Officers
--------------------------------------------------------------------------------------
                        HAWAIIAN ELECTRIC COMPANY, INC.
DIRECTORS
Robert F. Clarke, 58, 1990                                James K. Scott, 49, 1999
Richard Henderson, 72, 1970                               Anne M. Takabuki, 44, 1997 [1]
T. Michael May, 54, 1995                                  Jeffrey N. Watanabe, 58, 1999
Diane J. Plotts, 65, 1991 [1]                             Paul C. Yuen, 72, 1993 [1]

[1] Audit committee member.
Note: Year indicates first year elected or appointed. All directors serve one year terms.

OFFICERS
Robert F. Clarke                                          Chris M. Shirai
Chairman of the Board                                     Vice President-Energy Delivery
T. Michael May                                            Richard A. von Gnechten
President and Chief Executive Officer                     Financial Vice President
Jackie Mahi Erickson                                      Patricia U. Wong
Vice President-Customer Operations/General Counsel        Vice President-Corporate Excellence
Charles M. Freedman                                       Ernest T. Shiraki
Vice President-Corporate Relations                        Controller
Edward Y. Hirata                                          Lorie Ann K. Nagata
Vice President-Regulatory Affairs and                     Treasurer
Government Relations                                      Molly M. Egged
Thomas L. Joaquin                                         Secretary
Vice President-Power Supply

                      HAWAII ELECTRIC LIGHT COMPANY, INC.
DIRECTORS
T. Michael May                                            Barry K. Taniguchi
Richard Henderson                                         Donald K. Yamada
Warren H. W. Lee

OFFICERS
T. Michael May                                            Molly M. Egged
Chairman of the Board                                     Secretary
Warren H. W. Lee                                          Paul N. Fujioka
President                                                 Assistant Treasurer
Richard A. von Gnechten                                   Ernest T. Shiraki
Financial Vice President                                  Assistant Treasurer
Edward Y. Hirata                                          Rhea Nakaya
Vice President                                            Assistant Secretary
Lorie Ann K. Nagata
Treasurer

                        MAUI ELECTRIC COMPANY, LIMITED
DIRECTORS
T. Michael May                                            Sanford J. Langa
Gladys C. Baisa                                           B. Martin Luna
William A. Bonnet                                         Anne M. Takabuki

OFFICERS
T. Michael May                                            Molly M. Egged
Chairman of the Board                                     Secretary
William A. Bonnet                                         Lyle J. Matsunaga
President                                                 Assistant Treasurer
Richard A. von Gnechten                                   Ernest T. Shiraki
Financial Vice President                                  Assistant Treasurer
Edward Y. Hirata                                          Eileen S. Wachi
Vice President                                            Assistant Secretary
Lorie Ann K. Nagata
Treasurer

Information provided as of February 14, 2001

                                       44